EXECUTION COPY

Amended and Restated
CREDIT CARD PROGRAM AGREEMENT
by and between
Ascena Retail Group, Inc.
and
Capital One, National Association
dated as of
April 28, 2017

1

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS	5

1.1	Generally. 5

1.2	Miscellaneous. 16

ARTICLE 2 ESTABLISHMENT OF THE PROGRAM	16

2.1	Generally. 16

2.2	Credit Program. 16

2.3	Account Terms. 17

2.4	Exclusivity. 17

2.5	Non-Solicitation. 17

2.6	Amendment and Restatement. 17

ARTICLE 3 PROGRAM MANAGEMENT	18

3.1	Program Objectives. 18

3.2	Program Managers; Other Program Management Resources. 18

3.3	Operating Committee. 19

3.4	Program Executives. 20

3.5	Program Changes. 20

3.6	Dispute Resolution Procedure. 20

3.7	Firewalls. 21

ARTICLE 4 PROGRAM OPERATION	22

4.1	Ownership of Accounts. 22

4.2	Certain Company Responsibilities. 22

4.3	Certain Bank Responsibilities. 23

4.4	Operating Procedures. 24

4.5	Materials Developed and Used in Connection with the Program. 25

4.6	Applications for Credit Under the Program. 25

4.7	Credit Underwriting and Risk Management. 26

4.8	Servicing of Accounts by Bank. 26

4.9	In-Store Payments. 27

4.10	Chargebacks. 27

4.11	Collections. 28

4.12	Systems. 28

4.13	Program Website. 28

4.14	Bank Reports and Notices. 29

4.15	Sarbanes-Oxley Compliance. 29

4.16	Sales Taxes and Related Record Retention. 29

4.17	Reciprocal Access and Audit Rights. 29

4.18	Insider Fraud Prevention. 29

ARTICLE 5 MARKETING OF THE PROGRAM	30

5.1	Company Responsibility to Market the Program. 30

5.2	Bank’s Responsibility to Market the Program. 31

5.3	Communications with Cardholders. 31

5.4	Protection Programs and Enhancement Products. 33

ARTICLE 6 CARDHOLDER AND CUSTOMER INFORMATION	33

6.1	Customer Information. 33

6.2	Cardholder Data. 33

6.3	Customer Data. 33

6.4	Data Security. 33

ARTICLE 7 MERCHANT SERVICES	33

7.1	Honoring Credit Cards. 33

7.2	Transmittal and Authorization of Charge Transaction Data. 33

7.3	Settlement Procedures. 34

7.4	Returns of Goods and/or Services. 34

ARTICLE 8 PROGRAM ECONOMICS	34

8.1	Monthly Statement of Bank. 34

8.2	Compensation. 34

ARTICLE 9 LICENSING OF TRADEMARKS; INTELLECTUAL PROPERTY	34

9.1	The Company Licensed Marks. 34

9.2	The Bank Licensed Marks. 36

9.3	Ownership of Intellectual Property. 38

ARTICLE 10 REPRESENTATIONS, WARRANTIES AND COVENANTS	38

10.1	General Representations and Warranties of Company. 38

10.2	General Representations and Warranties of Bank. 41

10.3	General Covenants of Company. 43

10.4	General Covenants of Bank. 44

ARTICLE 11 CONFIDENTIALITY	45

11.1	General Confidentiality. 45

11.2	Use and Disclosure of Confidential Information. 47

11.3	Unauthorized Use or Disclosure of Confidential Information. 47

11.4	Return or Destruction of Confidential Information. 48

ARTICLE 12	48

ARTICLE 13 EVENTS OF DEFAULT; RIGHTS AND REMEDIES	48

ARTICLE 14 TERM/TERMINATION	48

ARTICLE 15 EFFECTS OF TERMINATION	48

ARTICLE 16 INDEMNIFICATION	49

16.1	Company Indemnification of Bank. 49

16.2	Bank’s Indemnification of Company. 50

16.3	Procedures. 51

16.4	Notice and Additional Rights and Limitations. 52

ARTICLE 17 MISCELLANEOUS	53

17.1	Precautionary Security Interest. 53

17.2	Securitization; Participation. 53

17.3	No Consequential Damages. 53

17.4	Assignment. 53

17.5	Sale or Transfer of Accounts. 54

17.6	Subcontracting. 54

17.7	Amendment. 54

17.8	Non-Waiver. 54

17.9	Severability. 54

17.10	Governing Law. 54

17.11	Captions. 55

17.12	Notices. 55

17.13	Further Assurances. 55

17.14	No Joint Venture. 56

17.15	Press Releases. 56

17.16	No Set-Off. 56

17.17	Third Parties. 56

17.18	Force Majeure. 56

17.19	Entire Agreement. 57

17.20	Binding Effect; Effectiveness. 57

17.21	Counterparts/Facsimiles/PDF E-Mails. 57

17.22	Arbitration. 57

17.23	Survival. 58

This Amended and Restated Private Label Credit Card Program Agreement is made as of the 28th of April, 2017 (“Effective Date”), by and between Ascena Retail Group, Inc., a Delaware corporation with its principal offices at 933 MacArthur Blvd., Mahwah, N.J. 07430 (“Company”), and Capital One, National Association, a national banking association with its principal offices at 1680 Capital One Drive, McLean, V.A. 22102 (“Bank”).
WITNESSETH:
WHEREAS, Bank establishes programs to extend credit via private label and co-branded credit cards to qualified customers for the purchase of goods and services;
WHEREAS, Company subsidiaries engage in retail apparel sales under the Company Marks;
WHEREAS, Company has requested that Bank establish the Program pursuant to which Bank shall, pursuant to the terms of this Agreement, offer Private Label Credit Cards that shall be accepted by Company Channels;
WHEREAS, the Parties acknowledge that they intend for Bank to issue Credit Cards as set forth in Schedule D;
WHEREAS, the Parties have entered into that certain Credit Card Program Agreement dated as of August 29, 2014 (such date, the “Original Effective Date”; such agreement, together with all Schedules and Exhibits thereto, and as modified, altered, supplemented, amended and/or restated from time to time prior to the date hereof, the “Original Program Agreement,” including pursuant to (i) that certain letter agreement dated as of November 26, 2014 by and between Company and Bank (the “First Letter Agreement”), (ii) that certain letter agreement dated as of April 14, 2015 by and between Company and Bank (the “Second Letter Agreement”), (iii) the First Amendment thereto dated as of June 24, 2016 by and between Company and Bank (the “First Amendment”), (iv) the Second Amendment thereto dated as of July 29, 2016 by and between Company and Bank (the “Second Amendment”), (v) the Third Amendment thereto dated as of August 26, 2016 by and between Company and Bank (the “Third Amendment”), (vi) the Fourth Amendment thereto dated as of September 1, 2016 by and between Company and Bank (the “Fourth Amendment”), (vii) the Fifth Amendment thereto dated as of September 9, 2016 by and between Company and Bank (the “Fifth Amendment”), (viii) the Sixth Amendment thereto dated as of September 16, 2016 by and between Company and Bank (the “Sixth Amendment”), (ix) the Seventh Amendment thereto dated as of September 23, 2016 by and between Company and Bank (the “Seventh Amendment”), (x) the Eighth Amendment thereto dated as of September 30, 2016 by and between Company and Bank (the “Eighth Amendment”), (xi) that certain Accession Agreement dated as of October 18, 2016 by and among Company, Tween Brands, Inc. and Bank (the “First Accession Agreement”) and (xii) that certain Accession Agreement dated as of October 18, 2016 by and among Company, The Dressbarn, Inc., Maurices Incorporated and Bank (the “Second Accession Agreement” and together with the First Letter Agreement, the Second Letter Agreement, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, the Seventh Amendment, the Eighth Amendment and the First Accession Agreement, collectively the “Amendments”));
WHEREAS, the Parties wish for purposes of convenience to amend and restate the Original Program Agreement by reorganizing the provisions thereof and incorporating therein the changes made thereto pursuant to the Amendments; and

WHEREAS, the Parties agree that the goodwill associated with the Company Marks contemplated for use hereunder is of substantial value that is dependent upon the maintenance of high quality services and appropriate use of the marks pursuant to this Agreement.
NOW, THEREFORE, in consideration of the terms, conditions and mutual covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Bank agree as follows:
ARTICLE 1

DEFINITIONS

1.1	Generally.
Additional defined terms are set forth in Schedule 1.1. The following terms shall have the following meanings when used in this Agreement:
“AAA” has the meaning set forth in Section 17.22(c).
“ABL Agreement” means that certain Amended and Restated Credit Agreement dated as of January 3, 2011, among Ascena Retail Group, Inc., the Borrowing Subsidiaries party thereto, the other Loan Parties party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, as amended and restated as of March 13, 2013 (and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time).
“Accession Agreement” has the meaning set forth in Schedule 1.1.
“Account” means a Private Label Account as set forth in this Agreement and includes Purchased Accounts.
“Account Documentation” means, with respect to an Account, any and all documentation relating to that Account, including all Credit Card Applications, Credit Card Agreements, Credit Cards, Billing Statements related to such Accounts, checks or other forms of payment with respect to an Account, credit bureau reports (to the extent not prohibited from transfer by Applicable Law or contract), adverse action notices, change in terms notices, other notices, correspondence, memoranda, documents, stubs, instruments, certificates, agreements, magnetic tapes, disks, hard copy formats or other computer-readable data transmissions, any microfilm, electronic or other copy of any of the foregoing, and any other written, electronic or other records or materials of whatever form or nature, whether tangible or intangible, including information relating or pertaining to any of the foregoing to the extent related to the Program; provided that Account Documentation shall not include Retail Entity register tapes and electronic journals, invoices, sales or shipping slips, delivery and other receipts or other indicia of the sale of Goods and/or Services.
“Account Terms” means the New Account Terms or Purchased Account Terms, as applicable, as such may be amended from time to time in accordance with this Agreement.
“Affected Party” has the meaning set forth in Schedule 6.4.
“Affiliate” means, with respect to any Person, each Person that Controls, is Controlled by or is under common Control with, such Person.

“Agreement” means this Amended and Restated Credit Card Program Agreement, together with all of its Schedules and exhibits, and, if modified, altered, supplemented, amended and/or restated, as the same may be so modified, altered, supplemented, amended and/or restated from time to time.
“Amendments” has the meaning set forth in the recitals hereto.
“Applicable Law” has the meaning set forth in Schedule 1.1.
“Applicant” means an individual who has submitted a Credit Card Application who desires a Credit Card under the Program.
“Bank” has the meaning set forth in the preamble.
“Bank Event of Default” means the occurrence of any one or more of the events listed in Schedule 13.2, or in Schedule 13.1 with respect to Bank.
“Bank Indemnified Parties” has the meaning set forth in Section 16.1.
“Bank Licensed Marks” means the trademarks, tradenames, service marks, logos and other proprietary designations of Bank listed on Schedule A and licensed to Company under Section 9.2.
“Bank Marks” has the meaning set forth in Schedule 9.3.
“Bank Matters” has the meaning set forth in Section 3.6(d).
“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any other applicable state or federal bankruptcy, insolvency, moratorium or other similar law and all laws relating thereto.
“Bankruptcy Event” has the meaning set forth in Schedule 13.4.
“Billing Cycle” means the interval of time between regular periodic Billing Dates for an Account.
“Billing Date” means, for any Account, the last day of each regular period when the Account is billed.
“Billing Statement” means a summary of Account credit and debit transactions for a Billing Cycle, including a statement with only past-due account information and/or an Account with a zero Cardholder Indebtedness at a Billing Date, but where such Account had transaction activity since the last Billing Date, whether in print or electronic form.
“Business Day” means any day, other than a Saturday, Sunday or legal holiday, on which Company and Bank both are open for business.
“Cardholder” means any individual who resides in the United States and who has been issued a Credit Card within the United States.
“Cardholder Data” means all Personally Identifiable Information about a Cardholder or Applicant received by or on behalf of Bank in connection with the Cardholder’s application for, or that is necessary to affect a transaction arising out of the use of, a Credit Card or Account or otherwise obtained by or on behalf of Bank, including Charge Transaction Data and data obtained in connection with enrollment in any Value Proposition or portion thereof only to the extent available to Cardholders in their capacity as Cardholders and excluding item specific Transaction information collected about Cardholders and all other Transaction and experience information collected by Company or its Affiliates with regard to each purchase made by a Customer using a Credit Card, other than information required under Applicable Law to be displayed on Billing Statements or for resolution of Cardholder disputes. For clarity, tokens issued in replacement of Credit Card information are not Cardholder Data.
“Cardholder Indebtedness” means all amounts charged and owing by Cardholders with respect to an Account, including principal balances and finance charges whether billed or accrued, billed late fees and other similar billed fees, less the amount of any payments received, any credit balances owed to Cardholders, including any credits associated with returns of Goods and/or Services and similar credits and adjustments.
“Cardholder List” means any list in electronic form that identifies or provides a means of differentiating Cardholders, including any such electronic listing that includes the names, addresses, email addresses (as available), telephone numbers or social security numbers of any or all Cardholders.
“Change in Control” means, with respect to a Party, that any Person (acting alone or with Affiliates) acquires Control of such Party, other than when any transaction contemplated by this definition is consummated by such Party with a Person that, immediately prior to the consummation of such transaction and thereafter, directly or indirectly, is an Affiliate of such Party.
“Charge Transaction Data” means the Transaction information with regard to each purchase of Goods and/or Services charged to an Account and each return of such Goods and/or Services or other adjustment for credit to an Account that is necessary for Bank to process the Transaction and/or populate a Billing Statement with information, excluding item-specific Transaction information collected about Cardholders and all other Transaction and experience information collected by Company or its Affiliates with regard to each purchase made by a Customer using a Credit Card.
“Claim” has the meaning set forth in Schedule 4.16.
“Claimant” has the meaning set forth in Schedule 4.16.
“Closing Date” has the meaning set forth in Schedule 1.1.
“Collections Policies” has the meaning set forth in Section 4.11(a).
“Combination Mark” has the meaning set forth in Schedule 9.3.
“Company” has the meaning set forth in the preamble.
“Company Cash Balance” has the meaning set forth in Schedule 13.4.
“Company Channels” means those certain sales channels operating under a Company Licensed Mark through which Company’s Affiliates sell their Goods and/or Services during the Term, including (as applicable): (i) Stores, (ii) all websites and other electronic sales media (e.g., mobile applications) operated by or on behalf of Company or its Affiliates under a Company Licensed Mark; (iii) any Retail Entity catalog, if any, offering Goods and/or Services; and (iv) to the extent applicable, any Licensee location operating within any of the foregoing.
“Company Event of Default” means the occurrence of any one or more of the events listed in Schedule 13.3, or in Schedule 13.1 with respect to Company.
“Company Indemnified Parties” has the meaning set forth in Section 16.2.

“Company Licensed Marks” means the trademarks, tradenames, service marks, logos and other proprietary designations of Company or its Affiliates listed on Schedule C and licensed to Bank by Company or its Affiliates under Section 9.1.
“Company Marks” means the trademarks, tradenames, service marks, logos, and other proprietary designations of Company listed on Schedule B.
“Company Matters” has the meaning set forth in Section 3.6(c).
“Confidential Information” has the meaning set forth in Section 11.1(a).
“Consumer Credit Product” has the meaning set forth in Schedule 2.4.
“Control” with regard to an entity, means the beneficial, equitable or legal ownership, either directly or indirectly, of fifty percent (50%) or more of the capital stock (or other ownership interest, if not a corporation) of such entity having voting rights, or effective control of the management or policies of such entity (through contract, board representation or otherwise) regardless of the percentage of ownership.
“Conversion Date” has the meaning set forth in Schedule 1.1.
“Conversion Plan” has the meaning set forth in Schedule 2.1.
“Credits” has the meaning set forth in Schedule 4.16.
“Credit Card” means a Private Label Credit Card.
“Credit Card Agreement” means each form of credit card agreement between Bank and a Cardholder, including credit card agreements assigned to Bank pursuant to any Purchase Agreement, governing the use of an Account, together with any amendments, modifications or supplements which now or hereafter may be made to such Credit Card Agreement (and any replacement of such agreement).
“Credit Card Application” means the credit application which must be completed and submitted by individuals who wish to become Cardholders.
“Cross-Shopping” shall mean the acceptance of a Private Label Credit Card issued under this Agreement by a Retail Entity operating under a Company Licensed Mark different from the one appearing on the front of such Private Label Credit Card.
“Customer” shall mean any Person who makes purchases of Goods and/or Services at a Retail Entity or is otherwise identified by Company as a shopper in Company Channels.
“Customer Data” shall mean all Personally Identifiable Information regarding a Customer, that is obtained by Company or its Affiliates in connection with the Customer making a purchase of Goods and/or Services, enrolling for a Value Proposition or otherwise accessing Company Channels, including all transaction and experience information collected by Company or its Affiliates with regard to each purchase made by a Customer, including the item-specific transaction information collected by Company or its Affiliates about Cardholders through the use of a Credit Card or in connection with the Program.
“Designated Retailer” shall mean each of the entities identified on Schedule 3.7(a), as amended from time to time as provided therein.

“Designated Subcontractor” shall mean a Subcontractor who provides services in relation to the Program and has or could reasonably have access to Cardholder Data or Customer Data.
“Development Agreement” has the meaning set forth in Schedule 9.3.
“Disclosing Party” has the meaning set forth in Section 11.1(d).
“Dispute” has the meaning set forth in Section 3.6(a).
“EBT” has the meaning set forth in Schedule 13.4.
“Effective Date” has the meaning set forth in the preamble.
“Eighth Amendment” has the meaning set forth in the recitals hereto.
“Electronic Product” has the meaning set forth in Schedule 2.4.
“Enhancement Products” has the meaning set forth in Schedule 5.4.
“Existing Issuer” means Comenity Bank or Comenity Capital Bank, as applicable.
“Existing Issuer Agreements” has the meaning set forth in Schedule 12.1.
“Existing Issuer Portfolio” has the meaning set forth in Schedule 12.1.
“Existing Receivables” has the meaning set forth in Schedule 15.2.
“Fifth Amendment” has the meaning set forth in the recitals hereto.
“First Accession Agreement” has the meaning set forth in the recitals hereto.
“First Amendment” has the meaning set forth in the recitals hereto.
“First Letter Agreement” has the meaning set forth in the recitals hereto.
“Force Majeure Event” has the meaning set forth in Section 17.18.
“Fourth Amendment” has the meaning set forth in the recitals hereto.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Goods and/or Services” means the products and services, including closed-loop prepaid cards, sold by or through Company Channels.
“Governmental Authority” means any federal, state, or local domestic, foreign, or supranational governmental or regulatory authority, agency, court, tribunal, commission, or other governmental or regulatory entity, including the Consumer Financial Protection Bureau, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Federal Trade Commission and NACHA (for purposes of Automated Clearing House transfers between Parties).
“Holdback Amount” has the meaning set forth in Schedule 13.4.
“Initial Term” has the meaning set forth in Schedule 14.1.

“In-Store Payment” means any payment on an Account made in a Store by a Cardholder or a Person acting on behalf of a Cardholder.
“Indemnified Party” has the meaning set forth in Section 16.3(a).
“Indemnifying Party” has the meaning set forth in Section 16.3(a).
“Inserts” has the meaning set forth in Section 5.3(b).
“Insider Fraud” means, as applicable, any fraudulent activity of any employee or agent of Company or Bank, or any Affiliate, or Subcontractor of Company or Bank that is (i) identified and traceable back to such employee having access to any Cardholder Data or Customer Data (including a Party’s systems that have Cardholder Data or Customer Data) or any Transaction involving a Credit Card, (ii) fraud that is enabled through the provision of servicing activities by such employee by or on behalf of Bank or Company (such as processing Credit Card Applications or Transaction) on any Account and (iii) fraudulent activity involving Cardholder Data or Customer Data or any other data that was undertaken in the course of performing servicing by or on behalf of Bank or Company, in each case that originated within Company or Bank or any Affiliate or Subcontractor of Company or Bank, even if a specific employee cannot be identified.
“Instant Credit” means a Credit Card Application procedure for a Private Label Credit Card whereby the Credit Card Application information is communicated to Bank by Company either (i) verbally at the POS at the time of a transaction; or (ii) systemically during the order entry process.
“Intellectual Property” means, on a worldwide basis, other than with respect to Company Licensed Marks, Bank Licensed Marks, Cardholder Data or Customer Data, any and all: (i) rights associated with works of authorship, including copyrights; (ii) trademarks and service marks and the goodwill associated therewith; (iii) trade secret rights; (iv) patents, designs, algorithms and other industrial property rights; (v) other intellectual and industrial property rights of every kind and nature, however designated, whether arising by operation of law, contract, license or otherwise; and (vi) applications, registrations, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force (including any rights in any of the foregoing).
“Jurisdictions” has the meaning set forth in Schedule 4.16.
“Justice Closing Date” has the meaning set forth in Schedule 1.1.
“Justice Conversion Date” has the meaning set forth in Schedule 1.1.
“Justice Extension” has the meaning set forth in Schedule 1.1.
“Justice Portfolio” means the Portfolio operated under the Tween Brands, Inc.’s “Justice” brand, and to the extent expanded to include “Brothers”, “Brothers” brand, including, as applicable, the Existing Issuer Portfolio operated under the “Justice” brand.
“Key Employees” has the meaning set forth in Section 2.5.
“Key Program Management Resources” has the meaning set forth in Section 3.2(b).
“Knowledge” means, with respect to (i) Company, the actual knowledge of its Program Manager and Program Executive and (ii) Bank, the actual knowledge of its Program Manager and Program Executive, in each case after and assuming due inquiry.

“Launch Plan” has the meaning set forth in Schedule 2.1.
“Licensee(s)” means any Person(s) authorized by Company or a Company Affiliate to operate in and sell Goods and/or Services from Company Channels or under the Company Licensed Marks.
“Losses” has the meaning set forth in Section 16.1.
“NDA” has the meaning set forth in Schedule 1.1.
“Net Sales” has the meaning as used by Company in its publicly filed quarterly and annual disclosures.
“New Account Terms” has the meaning set forth in Schedule 2.3.
“New Mark” has the meaning set forth in Sections 9.1(b), 9.2(b) and/or Schedule 9.3, as applicable.
“Nominated Purchaser” has the meaning set forth in Schedule 15.2.
“Operating Committee” has the meaning set forth in Section 3.3(a).
“Operating Procedures” means the Operating Procedures attached at Schedule 4.4, as amended from time to time in accordance with this Agreement.
“Original Effective Date” has the meaning set forth in the recitals hereto.
“Original Program Agreement” has the meaning set forth in the recitals hereto.
“Other Conversion Dates” has the meaning set forth in Schedule 2.1.
“Party” means Company or Bank, as the circumstances warrant, and “Parties” means both Company and Bank.
“Pending Claim” has the meaning set forth in Schedule 4.16.
“Person” means and includes any individual, partnership, joint venture, corporation, company, bank, trust, unincorporated organization, government or any department, agency or instrumentality thereof, and for purposes of the definition of “Change in Control”, the term shall include any group that is deemed to act together under Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended.
“Personally Identifiable Information” means any information that: (i) alone, or in combination with other personal or identifying information, relates to a specific, identifiable individual or can be used to identify an individual; (ii) is “nonpublic personal information” as defined in the GLBA; or (iii) any other personally identifiable consumer information that is subject to privacy protections under Applicable Law.
“Portfolio” means the group of Accounts and Cardholder Indebtedness associated with each Company Licensed Mark.
“Portfolio Purchase Date” has the meaning set forth in Schedule 15.2.
“POS” means the physical point of sale of Goods and/or Services.
“Private Label Account” means an open-end revolving consumer credit account subject to the Program accessed via a Private Label Credit Card, including Purchased Accounts.

“Private Label Credit Card” means the consumer credit card and/or associated card number, as appropriate in the context in which the term is used, issued under the Program that bears a Company Licensed Mark, settles directly between Company or its Affiliates and Bank, and may be used only to finance purchases of Goods and/or Services.
“Program” means the consumer credit card program established by Company and Bank and made available to Cardholders, including the origination of new Accounts by Bank, the extension of credit on Accounts, billings, collections, customer service, accounting between the Parties and all other aspects of the customized credit plan specified herein and in Credit Card Agreements.
“Program Assets” means the Accounts (including Accounts charged off during the Term in which Bank retains an ownership interest), Account Documentation, Cardholder List, Cardholder Data and all Cardholder Indebtedness (in each case, whether held by Bank, Company or a Subcontractor).
“Program Conversion Date” has the meaning set forth in Schedule 1.1.
“Program Executives” has the meaning set forth in Schedule 1.1.
“Program Expense” has the meaning set forth in Schedule 1.1.
“Program Manager” has the meaning set forth in Section 3.2(a).
“Program Materials” has the meaning set forth in Section 4.5(a).
“Program Privacy Policy Notice” shall mean the privacy policy notice and associated disclosures to be provided by Bank to Cardholders in connection with the Program, the initial form of which is attached hereto as Schedule 6.2(b) hereto.
“Program Website” has the meaning set forth in Section 4.13(a).
“Program Year” shall mean each consecutive twelve (12) month period commencing on the Program Conversion Date.
“Protection Programs” has the meaning set forth in Schedule 5.4.
“Purchase Agreement” has the meaning set forth in Schedule 1.1.
“Purchase Notice” has the meaning set forth in Schedule 15.2.
“Purchase Option” has the meaning set forth in Schedule 15.2.
“Purchased Account Terms” has the meaning set forth in Schedule 2.3.
“Purchased Accounts” has the meaning set forth in Schedule 1.1.
“Qualified Customers” means Customers of a Retail Entity that Company or such Retail Entity determines are available to be solicited for a Credit Card Application under the Program.
“Receiving Party” has the meaning set forth in Section 11.1(d).
“Refunds” has the meaning set forth in Schedule 4.16.

“Renewal Term” has the meaning set forth in Schedule 14.1.
“Restricted Party” has the meaning set forth in Section 2.5.
“Retail Entity” means any Affiliate of Company that operates a Company Channel.
“Risk Management Policies” has the meaning set forth in Section 4.7(a).
“SEC” means the U.S. Securities and Exchange Commission.
“Second Amendment” has the meaning set forth in the recitals hereto.
“Second Letter Agreement” has the meaning set forth in the recitals hereto.
“Second Look Program” has the meaning set forth in Schedule 2.4.
“Separate Expenses” has the meaning set forth in Schedule 1.1.
“Series I” has the meaning set forth in Schedule 14.1.
“Series II” has the meaning set forth in Schedule 14.1.
“Series II Initial Term” has the meaning set forth in Schedule 14.1.
“Series II Renewal Term” has the meaning set forth in Schedule 14.1.
“Seventh Amendment” has the meaning set forth in the recitals hereto.
“Similarly Situated” has the meaning set forth in Schedule 1.1.
“Sixth Amendment” has the meaning set forth in the recitals hereto.
“SLA” has the meaning set forth in Schedule 4.8(a).
“SLA Failure” has the meaning set forth in Schedule 4.8(a).
“SLA Termination Event” has the meaning set forth in Schedule 4.8(a).
“Solicitation Materials” means documentation, materials, artwork, copy, trademarks (excluding the Company Licensed Marks and the Bank Licensed Marks), copyrights and any protectable items, in any format or media (including television and radio), used to promote or identify the Program to Cardholders and potential Cardholders, including direct mail solicitation materials and coupons.
“Solvent” as to a Person, means (i) the present fair salable value of such Person’s assets is in excess of the total amount of its liabilities, (ii) such Person is presently able generally to pay its debts as they become due, and (iii) such Person does not have unreasonably small capital to carry on such Person’s business as theretofore operated and all business in which such Person is about to engage. The phrase “present fair salable value” of a Person’s assets is intended to mean that value which can be obtained if the assets are sold within a reasonable time in arm’s-length transactions in an existing and not theoretical market.
“SOX Laws” has the meaning set forth in Schedule 4.15.

“Store” means a physical location operating under a Company Licensed Mark for which Private Label Credit Cards are offered under this Agreement.
“Subcontractor” means a third party, including any authorized agent, vendor, consultant, or outsourced service provider, or any Affiliates of such third party, utilized by a Party to perform any obligations or services of such Party under this Agreement.
“Subset” has the meaning set forth in Schedule 1.1.
“Term” means, collectively, the Initial Term, each Renewal Term, the Series II Initial Term and each Series II Renewal Term.
“Termination Period” has the meaning set forth in Schedule 1.1.
“Termination Date” has the meaning set forth in Schedule 4.16.
“Third Amendment” has the meaning set forth in the recitals hereto.
“Trademark Style Guide” means the written guidelines of a Party governing the manner of usage of the Company Licensed Marks or Bank Licensed Marks, as applicable.
“Transaction” means any purchase of Goods and/or Services through a Company Channel, including from a Licensee, using an Account, or a return or cancellation of the same.
“United States” means the fifty states of the United States and the District of Columbia (expressly excluding for purposes of Credit Card solicitation and issuance but not Credit Card acceptance the Commonwealth of Puerto Rico, and any territory or possession of the United States or any political subdivision thereof).
“USPTO” means the United States Patent and Trademark Office.
“Value Proposition” means any Cardholder loyalty program offered in connection with the Program pursuant to the terms of this Agreement.
“Web Application” means a web-based new Account application procedure made available by Bank in connection with the Program.

1.2	Miscellaneous.
As used herein,

(a)	all references to a plural form shall include the singular form (and vice versa),

(b)	unless otherwise specified, all references to days, months or years shall be deemed to be preceded by the word “calendar,”

(c)	all references to “herein,” “hereunder,” “hereinabove” or like words shall refer to this Agreement as a whole and not to any particular section, subsection or clause contained in this Agreement,

(d)	all references to “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation,”

(e)	all references to Applicable Law or agreements shall mean such Applicable Law or agreements as amended and in effect

(f)
where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated,

(g)
the construction of this Agreement shall not take into consideration the Party who drafted or whose representative drafted any portion of this Agreement, and no canon of construction shall be applied against a Party on the basis that such Party was the drafter, and

(h)
unless the context otherwise requires or unless otherwise provided herein, all references in this Agreement to a particular agreement, instrument, or document also shall refer to all schedules or exhibits, renewals, extensions, modifications, amendments and restatements of such agreement, instrument, or document.

ARTICLE 2

ESTABLISHMENT OF THE PROGRAM

2.1	Generally.
See Schedule 2.1.

2.2	Credit Program.

(a)	See Schedule 2.2.

(b)
Company shall, and shall cause its Affiliates to, actively, prominently and frequently promote the Program in each Company Channel, as appropriate for such Company Channel and in consultation with Bank.

2.3	Account Terms.

(a)	See Schedule 2.3.

(b)
Each Party may propose changes to the Account Terms in accordance with the procedures set forth in Sections 3.5 and 3.6; provided, however, that implementation of such changes to the Account Terms shall be made by Bank on Bank’s systems. Bank shall utilize its commercially reasonable efforts to implement such Account Term changes within one hundred twenty (120) days from the final determination pursuant to Sections 3.5 and 3.6.

2.4	Exclusivity.
See Schedule 2.4.

2.5	Non-Solicitation.
During the Term and for a period of one (1) year thereafter, a Party and its Affiliates (the “Restricted Party”) shall not directly solicit, induce, recruit or encourage any of the employees of the other Party or its Affiliates who have the business title of Vice-President or above, with whom the Restricted Party shall have had any direct contact or whose work shall have become known to the Restricted Party, as the case may be, through his or her involvement in the Program (such employees, “Key Employees”), to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage, take away or hire Key Employees, for the Restricted Party; provided, however, that such restrictions shall not apply to any Key Employee (a) who contacts the Restricted Party in response to a bona fide public advertisement for employment placed by the Restricted Party and not specifically targeted at employees of the other party, (b) who has been terminated, subject to applicable restrictions set out in the termination arrangement of such person, or (c) who contacts the Restricted Party directly or through referrals made by a placement service which was directed by the Restricted Party not to specifically target employees of the other Party.

2.6	Amendment and Restatement.
Effective as of the Effective Date, this Agreement hereby amends and restates the Original Program Agreement in its entirety.
ARTICLE 3

PROGRAM MANAGEMENT

3.1	Program Objectives.
In performing its responsibilities with respect to the management and administration of the Program, each Party shall be guided by the following Program objectives:

(a)	To enhance the retail and credit experience of Customers;

(b)	To increase retail sales of Company;

(c)	To maximize Program economics while optimizing product value; and

(d)	To manage the Program in accordance with safe and sound banking practices.

3.2	Program Managers; Other Program Management Resources.

(a)
Company and Bank shall each appoint one Program manager (each, a “Program Manager”). The Program Managers shall have substantial experience with retail credit card programs. The Program Managers shall exercise day-to-day operational oversight of the Program and coordinate the interactions between Company and Bank. Company and Bank shall endeavor to provide stability and continuity in the Program Manager positions. The initial Program Managers for Company and Bank are set forth on Schedule 3.2(a). Each Party may change its Program Manager from time to time upon notice to the other Party, subject to Section 3.2(b). Unless otherwise set forth in this Agreement, the Program Managers shall be authorized to give any consent and/or approval under this Agreement on behalf of their respective Parties, but shall not have authority to amend this Agreement. The appointment of any Program Manager by Bank is subject to the prior approval of Company. Company shall have the right to request replacement of a Bank Program Manager in the event that such Bank Program Manager’s performance is unsatisfactory in the reasonable judgment of Company, including with regard to Bank Program Manager’s responsiveness and fit with Company culture, and Bank shall replace such Bank Program Manager if Bank determines in its reasonable judgment that the performance of such Bank Program Manager is unsatisfactory. Without limiting the foregoing, Company shall raise any concerns it has about the Bank Program Manager with Bank, and Company and Bank shall consult in good faith to address such concerns.

(b)
Bank shall make available to the Program the resources identified on Schedule 3.2(b) (collectively, the “Key Program Management Resources”). Bank shall endeavor to provide stability and continuity in its Key Program Management Resources. Company shall have the opportunity to meet candidates that Bank has selected to serve as Key Program Management Resources. Bank shall consider in good faith any comments or concerns raised by Company with respect to Key Program Management Resources Company in its decision whether to designate or replace Key Program Management Resources in connection with the Program, including with regard to their responsiveness and fit with Company culture.

(c)	The Parties shall work in good faith to establish by mutual agreement appropriate protocols to the extent reasonably necessary to facilitate the management of the Program.

3.3	Operating Committee.

(a)
The Parties hereby establish an Operating Committee (the “Operating Committee”), which shall act and be governed by the provisions of this Section 3.3. The Operating Committee shall provide strategic guidance with respect to certain aspects of the Program as set forth in this Section 3.3 by majority vote, subject to the process set forth at Sections 3.5 and 3.6.

(b)
The Operating Committee shall consist of six (6) members, three (3) to be designated by Company and three (3) to be designated by Bank, but Company and Bank each shall be entitled to one (1) vote in connection with any decision of the Operating Committee regardless of the number of members present for either Party. Either Party may substitute one of its members upon reasonable prior notice. As this Operating Committee is integral to Program governance, the Parties designated its members within sixty (60) days following the Original Effective Date, and its members shall be comprised of executive-level representation of the following divisions of each Party: Operations, Marketing, and Finance. For clarity, the Bank Program Manager may also be one of the three (3) members designated by Bank.

(c)
On a quarterly basis, the Operating Committee shall meet to discuss the strategic direction and performance of the Program and Bank’s performance with respect to the SLAs. The Operating Committee shall monitor and review Program activities, the financial performance of the Program, key portfolio performance data, activities of competitive programs, including terms, features and functionality of such credit card programs, performance of Key Program Management Resources, and market trends.

(d)
On an annual basis, the Operating Committee shall meet for a planning session to review the Program’s business plan for the upcoming year, discuss Program changes, establish Program priorities and identify opportunities to share and implement best practices on behalf of the Program.

(e)
The Operating Committee also shall meet promptly upon the request of either Party. Either Party may propose changes to the Program in connection with maintaining a competitive Program from a Cardholder perspective in accordance with the procedures set forth in Sections 3.5 and 3.6.

3.4	Program Executives.
On an annual basis, the Program Executives shall meet for a planning session to review the Program’s business plan for the upcoming year, discuss Program changes, establish Program priorities and identify opportunities to share and implement best practices on behalf of the Program.

3.5	Program Changes.
Except as otherwise provided herein, changes to the Program, its operation or servicing shall be approved by the Operating Committee, and either Party may propose such changes, including to Program policies, in writing from time to time in accordance with the procedures set forth in this Section 3.5. After a Party proposes a change, the Operating Committee shall have a minimum of thirty (30) days to review, meet and discuss the proposed change. If the Operating Committee is unable to agree, they may determine to continue the Program unchanged or either Party may invoke the dispute resolution process set forth in Section 3.6; provided, however, in all cases, Bank may implement a change required by Applicable Law if the effective date of such change is prior to the completion of the dispute resolution process set forth in Section 3.6, subject to the standards set forth in Sections 3.6(d) and 4.5(b), and Schedule 4.4(b), 4.7, 4.12 and 6.2, for implementation of changes required by Applicable Law.

3.6	Dispute Resolution Procedure.

(a)
In the event of any controversy or claim directly or indirectly arising out of or relating to this Agreement (each, a “Dispute”), the Program Managers and other appropriate personnel of each Party shall, in good faith, first attempt to resolve the Dispute, including for proposed changes to the Program in accordance with Section 3.5. If such efforts are unsuccessful, the Program Managers shall refer the Dispute to the Operating Committee. The Operating Committee shall, in good faith, then meet within ten (10) Business Days of such referral and attempt to resolve the Dispute. If the Dispute remains unresolved for twenty (20) Business Days after such referral, the Operating Committee shall refer the Dispute to the Program Executives. The Program Executives shall promptly meet to review and discuss the Dispute and shall use commercially reasonable efforts to resolve § Disputes involving compliance with Applicable Law, Risk Management Policies or risk-related matters within fifteen (15) days after receiving notice thereof, and § any other Dispute within thirty (30) days after receiving notice thereof.

(b)
In the event the Program Executives are unable to resolve the Dispute within the time frames set forth in Section 3.6(a) after receiving notice of such escalation, then, § if the matter is a Company Matter or a Bank Matter, the Dispute shall be resolved as set forth in Section 3.6(c) or 3.6(d) at the end of such period, and § if the matter is not a Company Matter or a Bank Matter, the Dispute shall remain open and the then-current practice shall continue until the Parties mutually agree otherwise; provided, however, that for a Dispute involving Applicable Law that is not resolved within the time frames set forth in Section 3.6(a), Bank shall, upon the request of Company, evaluate the possibility of addressing the issue with the relevant Government Authority, but shall have no obligation to do so before resolving the Dispute as a Bank Matter.

(c)
Company shall have ultimate decision-making authority with respect to unresolved Disputes with respect to the matters in Schedule 3.6(c) (“Company Matters”), subject in each case to prior review through the processes set forth in this Section 3.6 and to Bank’s rights with respect to compliance of the Program with Applicable Law, including as set forth in Section 3.6(d) and as noted in Schedule 3.6(c).

(d)
Bank shall have ultimate decision-making authority with respect to unresolved Disputes with respect to the matters in Schedule 3.6(d) (“Bank Matters”), subject to prior review through the processes set forth in this Section 3.6; provided, however, that any changes made pursuant to this Section 3.6 shall be implemented by Bank in a manner reasonably consistent across all of Bank’s Similarly Situated credit card portfolios; and provided, further, that, with respect to Program changes required for compliance with Applicable Law, Bank shall consider alternative methods for achieving compliance, including those proposed by Company, and to the extent practicable and commercially reasonable taking into account relative costs to Bank and Company, select the method that is least burdensome to Company and involves the least impact to Company systems, in-Store processes and Customers.

(e)
Notwithstanding anything herein, neither this Section 3.6 nor Section 17.22 shall affect a Party’s right to terminate this Agreement pursuant to Schedule 14.2 or 14.3 and neither Party shall have an obligation to utilize the dispute resolution procedures set forth in Section 3.6(a), 3.6(b) or 17.22 in connection with a Dispute involving Company Licensed Marks, Bank Licensed Marks or Intellectual Property. Nothing in this Section 3.6 or Section 17.22 shall be construed to prevent any Party from seeking from a court a temporary restraining order or other temporary or preliminary relief pending final resolution of a Dispute.

3.7	Firewalls.

(a)
Except as otherwise approved by Company in writing, the Key Program Management Resources shall not provide any services to or support for any co-branded or private label credit card program that is or may be offered by Bank on behalf of or in association with any Designated Retailer set forth in Schedule 3.7(a) during the period when such Key Program Management Resource is providing services or support to the Program and for a period of twelve (12) months after such Key Program Management Resource ceases to be actively involved in the Program.

(b)	See Schedule 3.7(b).

ARTICLE 4

PROGRAM OPERATION

4.1	Ownership of Accounts.

(a)
Subject to Company’s option to purchase the Program Assets under Schedule 15.2, Bank shall be the sole and exclusive owner of the Accounts and Account Documentation, and shall have all rights, powers, and privileges with respect thereto as such owner; provided that Bank shall exercise such rights consistent with its obligations under this Agreement. All Transactions in connection with the Accounts and the Cardholder Indebtedness shall create the relationship of debtor and creditor between the Cardholder and Bank, respectively. Company acknowledges and agrees that § it has no right, title or interest (except for its right, title and interest in the Company Licensed Marks and its option to purchase the Program Assets under Schedule 15.2) in or to, any of the Accounts or the Account Documentation related to such Accounts or any proceeds of the foregoing, and § Bank extends credit directly to Cardholders.

(b)
Except as expressly provided herein, Bank shall be entitled to § receive all payments made by Cardholders on Accounts, and § retain for its account all Cardholder Indebtedness and such other fees and income authorized by the Credit Card Agreements and collected by Bank with respect to the Accounts and the Cardholder Indebtedness.

4.2	Certain Company Responsibilities.Without limitation of Company’s other obligations under this Agreement, Company agrees, in each case in accordance with the terms and conditions of this Agreement:

(a)	To implement its obligations under the Conversion Plan and Launch Plan.

(b)
To actively, prominently and frequently promote the Program and encourage the establishment and use of Accounts at Company Channels in the United States, in each case as appropriate for the respective Company Channel and in consultation with Bank.

(c)	To integrate training with respect to the Program into Company’s schedule and materials for the training of Store personnel.

(d)	To comply with the terms of the Program Privacy Policy Notice and all Cardholder opt-outs.

(e)
To maintain an advertisement that promotes the Program on the home page of each website Company Channel and contains an embedded, direct link (with no intermediate links other than a splash page approved by the Operating Committee) to the Program Website.

(f)	To review any Account Documentation that is prepared by Bank for distribution to Applicants or Cardholders.

(g)
To distribute to Stores in the United States Credit Card Applications, Cardholder Agreements, Program Privacy Policy Notices and required legal disclosures (approved by Bank) incorporated in the foregoing.

(h)
Subject to the U.S. dollar denomination requirements in Section (i) of Schedule 2.4, to accept the Credit Cards in payment for Transactions at all Company Channels in the United States, and at Company’s option, in Canada.

(i)	To process In-Store Payments and transmit the proceeds to Bank in accordance with the Operating Procedures.

(j)	To maintain adequate computer and communications systems and other equipment and facilities necessary or appropriate in connection with the Program.

(k)	To provide Bank, upon its request, a list of all Licensees with respect to each Company Licensed Mark covered by this Agreement.

(l)	To establish and maintain effective controls to confirm compliance with the terms of this Agreement by its Affiliates and Subcontractors.

(m)	To follow written guidance from Bank with regard to compliance of the Program with Applicable Law as specifically provided in this Agreement.

4.3	Certain Bank Responsibilities.Without limitation of Bank’s other obligations under this Agreement, Bank agrees, in each case in accordance with the terms and conditions of this Agreement:

(a)	To implement its obligations under the Conversion Plan and Launch Plan.

(b)
To review and process Credit Card Applications and to provide real time, immediate decisioning and extension of credit to approved Customers for real time purchases by such Customers in accordance with the Risk Management Policies and this Agreement.

(c)	To issue Credit Cards, extend credit on Accounts and fund Cardholder Indebtedness in accordance with the Risk Management Policies and Applicable Law.

(d)	To provide the Key Program Management Resources.

(e)
To prepare Account Documentation relating to an Account and distribute an adequate supply of Credit Card Applications, Cardholder Agreements, Program Privacy Policy Notices and required legal disclosures incorporated in the foregoing to the Stores in the United States.

(f)	To comply with the terms of the Cardholder Agreements, the Program Privacy Policy Notice and all Cardholder opt-outs.

(g)	To authorize or deny requests for authorization of Transactions.

(h)	To fund all Cardholder Indebtedness under the Private Label Accounts.

(i)	To settle Transactions to Company in accordance with Section 7.3.

(j)	To process remittances from Cardholders.

(k)	To prepare, process and mail (including by e-mail) Billing Statements and Applicant and Cardholder correspondence, and, subject to Section 5.3(b), mail Inserts provided by Company.

(l)	To maintain adequate computer and communications systems and other equipment and facilities necessary or appropriate for servicing the Accounts.

(m)
To provide appropriate field support and training for Retail Entity sales associates as reasonably requested by the Company or a Retail Entity and reasonably agreed to by Bank. All expenses incurred by Bank in connection with such field support and training shall be treated as a Program Expense.

(n)	To ensure that the Account Documentation created or furnished by Bank (excluding any materials or artwork provided by Company) and used in connection with the Program comply with Applicable Law.

(o)	To provide such support services as are necessary to ensure that Bank can operate the Program in accordance with the requirements applicable to Bank hereunder.

(p)	To establish and maintain effective controls to confirm compliance with the terms of this Agreement by its Affiliates and Subcontractors.

(q)	To monitor and notify Company of Applicable Law and changes therein that require or limit Company actions in relation to the Program.

(r)	To operate the Program in compliance with Applicable Law.

4.4	Operating Procedures.

(a)
Bank and Company each shall comply in all material respects with the Operating Procedures, and the Parties acknowledge and agree that, other than Bank’s obligation to confirm that the Operating Procedures comply with Applicable Law, for purposes of this Agreement, material compliance with the Operating Procedures shall be the Parties’ standard of care for compliance with the Operating Procedures.

(b)	See Schedule 4.4(b).

4.5	Materials Developed and Used in Connection with the Program.

(a)
Bank shall be responsible for the content of all Credit Card Applications, Cardholder Agreements, Program Privacy Policy Notices and required legal disclosures used in connection with the Program; provided that Company shall have the right to review and approve the foregoing for design, format and use of the Company Licensed Marks. Company shall be responsible for the content, design and format of all Solicitation Materials, Credit Cards (both front and back), and advertising copy and scripts; provided that all content shall be consistent with Risk Management Policies governed by Section 4.7 and Collections Policies governed by Section 4.11, and Bank shall have the right to review and approve the foregoing to ensure that all documents and materials referenced in this Section 4.5 (the “Program Materials”) comply with Applicable Law.

(b)
Prior to the Program Conversion Date, the Parties shall review and approve all Program Materials in accordance with Section 4.5(a). Company shall provide Bank an opportunity to review any new Program Materials and any changes to existing Program Materials for compliance with Applicable Law and Bank shall review and approve such documents and materials within five (5) Business Days from receipt by Bank; provided, however, that

Company shall not use such new or revised Program Materials until affirmatively approved by Bank. Upon request of Bank, Company shall provide an opportunity for Bank review regardless of whether or not Bank has previously approved such Program Material. Prior to Company exercising any other remedies available under this Agreement, any failure of Bank to comply with the second sentence of this Section 4.5(b) shall be promptly reviewed by the Operating Committee and subject to escalation in accordance with Section 3.6.

(c)
Company Licensed Marks shall appear prominently on the face of the Credit Cards. The face of the Credit Cards shall not bear Bank’s Licensed Marks or Bank’s name. Subject to Applicable Law, Bank’s name but no other trademarks or service marks of Bank or any third party may appear on the back of the Private Label Credit Cards.

4.6	Applications for Credit Under the Program.

(a)
Applicants who wish to apply for an Account under the Program must submit a completed Credit Card Application on a form or in an electronic format provided by or approved by Bank, and Bank shall approve or deny the request for credit based solely upon the Risk Management Policies. In the case of in-store Credit Card Applications, the Retail Entities shall (i) provide a copy of the Credit Card Agreement to the Applicant, and (ii) follow any applicable Operating Procedures. When facilitating any other method of application, Company shall use commercially reasonable efforts to ensure that Company Channels follow all applicable Operating Procedures. The Credit Card Application shall be submitted to Bank by the Applicant or submitted by the Retail Entities on behalf of the Applicant, as required in the Operating Procedures.

(b)
If Bank approves a Credit Card Application, Bank will issue a Credit Card to the Applicant to access an individual line of credit in an amount determined by Bank. For Instant Credit, Bank will issue an account number which may be utilized by the Cardholder for purchases of Goods and/or Services at the time of approval and prior to the issuance of the Credit Card.

(c)
Bank shall make available the forms of Credit Card Applications specified in the Operating Procedures. Company shall provide such forms to Applicants, including any required disclosures as determined by Bank, in each case in accordance with the Operating Procedures.

4.7	Credit Underwriting and Risk Management.

(a)
The Parties shall each comply with their respective obligations according to the risk management policies, procedures and practices for the Program including policies, procedures and practices for Account origination, Transaction authorization, credit line assignment and management (including line increases and over-limit decisions), Account closures, payment crediting, anti-money laundering, identity theft, charge-offs and fraud management, and Collections Policies (collectively, “Risk Management Policies”), all of which shall comply with Applicable Law.

(b)
Bank shall periodically review the performance of the Program with Company as requested by Company, and shall provide Company with reasonable access to model output and modeling support including cardholder attrition models, prospect-marketing models and other tools designed to improve Program performance and evaluate the Risk Management

Policies and changes thereto; provided, however, that notwithstanding the foregoing, under no circumstances shall Bank be required to provide any proprietary information or scoring models of any kind.

(c)	See Schedule 4.7.

4.8	Servicing of Accounts by Bank.

(a)
Bank shall, directly or through an Affiliate or a Subcontractor, be responsible for (i) customer service, except to the extent specifically allocated to Company hereunder, (ii) administration of the Accounts in accordance with the terms of the Account Documentation and this Agreement, (iii) performing its obligations under this Agreement in accordance with the SLAs as set forth in Schedule 4.8(a), and (iv) providing as reasonably determined by Bank, trained personnel as are necessary or appropriate for servicing the Accounts. Bank shall consult with Company regarding the management of the customer service function and shall provide Company reasonable access to enable review of and provision of input regarding customer service activities as provided in Section A.vi of Schedule 4.8(a) and the Operating Procedures. Bank shall consider Company’s input in good faith, and shall use commercially reasonable efforts to incorporate such input to the extent permitted by Applicable Law.

(b)	See Schedule 4.8.

(c)	A “SLA Failure” and a “SLA Termination Event” will be determined in accordance with Schedule 4.8(a).

(d)
Customer service shall be Retail Entity-branded to the extent practicable and subject to Applicable Law; provided, however, that Bank shall have the right to take whatever steps and make such disclosures necessary to ensure that Bank is understood by the Cardholders to be the creditor on the Accounts.

(e)
Notwithstanding any arrangement whereby Bank provides services set forth herein through an Affiliate, Subcontractor or other third party, Bank shall remain obligated and liable to Company for the provision of such services without diminution of such obligation or liability by virtue of such arrangement.

4.9	In-Store Payments.
Company is hereby authorized to receive payments on Accounts in Stores in the United States. The Parties shall process In-Store Payments in accordance with the Operating Procedures. Bank has the sole right to receive and retain all payments made with respect to all Accounts and to pursue collection of all amounts outstanding, unless a Transaction is charged back to Company pursuant to the provisions of Section 4.10 (in which event Company and not Bank shall have the right to pursue such collection).

4.10	Chargebacks.
Transactions on Accounts shall be subject to chargeback solely as provided in the Operating Procedures. With respect to any amounts to be charged back, Bank will offset such amount as part of the Transaction settlement to be paid to Company, to the extent the balance thereof is sufficient, or, if such balance is not sufficient, Company shall pay to Bank in immediately available funds for the full or any partial amount of such chargeback. Upon payment in full of the related amount by Company to Bank, or off-setting, as the case may be, Bank shall transfer to Company, without any representation, warranty, or recourse, all of Bank’s right to payments of such amounts charged back in connection with such Transaction. Bank will cooperate with Company in any efforts by Company to collect the chargeback amount. Bank will provide Company reasonable supporting documentation relating to any chargeback. Bank may reduce the amount owed by a Cardholder on any Transaction subject to chargeback, but the related chargeback shall then be equal to the reduced (or net) amount owed by the Cardholder.

4.11	Collections.

(a)
Bank shall be solely responsible for and shall handle all stages of collections of Accounts in accordance with Bank policies, procedures and practices for the Program with respect to collections, account closures, charge-offs, recoveries, contact strategies (including dialer intensity and frequency) and similar matters (the “Collections Policies”). In connection with the Conversion Plan and Launch Plan activities, Bank shall discuss the Collections Policies with Company and shall consider in good faith Company suggestions for improvements and modifications to the Collections Policies. Company may propose changes to the Collections Policies from time to time in accordance with the procedures set forth in Sections 3.5 and 3.6. Company hereby authorizes Bank, or any of its employees or Subcontractors, to endorse “Capital One, National Association” upon all or any checks, drafts, money orders, or other evidence of payment, made payable to Company or a Retail Entity and intended as payment on an Account, that may come into Bank’s possession from Cardholders and to credit said payment against the appropriate Cardholder’s Account.

(b)	See Schedule 4.11(b).

4.12	Systems.
See Schedule 4.12.

4.13	Program Website.

(a)
Bank shall maintain one or more websites for Cardholders and potential Cardholders branded with the Company Licensed Marks (“Program Website”) in accordance with the Operating Procedures and shall be responsible for the security thereof. The Program Website shall be accessible by means of links from such website pages of Company’s Retail Entities as Company shall determine from time to time and shall: § require authorization to access the secure portions of the website; and § contain or otherwise be associated with only such material and links as Company shall determine in its discretion, subject to Applicable Law. Bank shall ensure that a link to the Program Privacy Policy Notice is posted on the Program Website. The features and functionality of the Program Website shall be as set forth in the Operating Procedures.

(b)
Bank represents and warrants that, to integrate and maintain the Web Application, to ensure access to the Bank’s designated website, and to reduce technical errors, Bank will use commercially reasonable efforts to ensure that Bank’s software providing the Web Application will function, and continue to function, in a sound technical manner. Bank shall appropriately monitor the Web Application and the Program Website to ensure proper functioning. In the event Bank changes or otherwise modifies the website address for the Program Website, Bank will provide at least thirty (30) days prior written notice and

Company will either update or modify its website thereto, as directed by Bank, and shall be reimbursed for the cost thereof as a Program Expense. In providing a link to the Web Application on one or more of the Retail Entities’ websites, if appropriate, the applicable Retail Entity shall make it clear and conspicuous that the Customer is leaving the Retail Entity’s website and is being directed to Bank’s website for the exclusive purpose of accessing Bank’s website. Company agrees that, in connection with the Web Application, Company and its Retail Entities will use Bank’s name, or any logo, statements, or any other information that is related to Bank, only as directed by Bank, or as previously approved by Bank in writing. Without limiting the generality of the scope of required approvals, but by way of example, Company shall seek Bank’s approval, not to be unreasonably withheld, not only with respect to content, but also with respect to any typestyle, color or abbreviations used in connection with the Web Application.

4.14	Bank Reports and Notices.
As long as this Agreement remains in effect, Bank shall deliver to Company the reports listed in the Operating Procedures, in addition to any other reports expressly required under this Agreement. Additions to such reports or changes to the timing of the delivery of such reports shall be subject to Operating Committee approval. Bank agrees to review reasonable requests from Company and provide ad hoc data support and analysis reasonably requested by Company as it relates to the Program.

4.15	Sarbanes-Oxley Compliance.
See Schedule 4.15.

4.16	Sales Taxes and Related Record Retention.
Company shall pay when due any sales taxes related to the sale of Goods and/or Services. The procedures to address claims for tax refunds and credits related to charged off receivables are set forth as Schedule 4.16 of this Agreement.

4.17	Reciprocal Access and Audit Rights.
See Schedule 4.17.

4.18	Insider Fraud Prevention.

(a)
Unless prohibited by Applicable Law, Company shall report to Bank any instances of known or suspected Insider Fraud, within three (3) Business Days after it has detected known Insider Fraud or substantiated suspected Insider Fraud. Company shall provide all assistance reasonably requested by Bank for its review of any actual or potential Insider Fraud activity, and make available to Bank such data, records, systems, processes, and other information, including employment records to the extent permitted by Applicable Law, as Bank believes in good faith to be necessary or relevant to Bank’s investigation of the incident and to permit Bank to submit suspicious activity reports pursuant to Bank’s regulatory obligations.

(b)
In the event a Bank investigation confirms Insider Fraud, unless prohibited by Applicable Law, Bank shall notify Company of the nature of the Insider Fraud, including the manner in which the Insider Fraud occurs, and take appropriate remedial measures as determined by Bank in its reasonable discretion.

ARTICLE 5

MARKETING OF THE PROGRAM

5.1	Company Responsibility to Market the Program.

(a)
Company shall be primarily responsible for marketing the Program and shall cause its Retail Entities to actively, prominently and frequently market the Program in Company Channels to promote its growth and viability. Company shall make all marketing decisions in its discretion, including the design of the Program, product and any Value Proposition features, card and collateral design, addition of marketing channels and other details of the Program, subject to Bank’s rights set forth in Section 3.6 and Section 4.5.

(b)	Company’s Program Marketing obligations shall include the following for each of Company’s Retail Entity brands:

(i)	Subject to Section 3.6 and Section 4.5, Company shall from time to time solicit Qualified Customers to participate in the Program;

(ii)
Establish an annual plan to invest the Fixed Marketing Fund (as defined in Schedule 8.1) in credit marketing related activities that are targeted to achieve a minimum retail margin and/or credit-income return on investment, such as those focused on Customer groups (e.g., new Customers, reactivated Customers);

(iii)	Integrate credit marketing with its core marketing communication strategy; and

(iv)	Establish an overall annual credit marketing plan which shall consider in good faith input from Bank.

(c)	See Schedule 5.1.

(d)
Bank shall use commercially reasonable efforts to systematically support such Value Proposition without charge to the Program if such support can be implemented on Bank’s then-existing systems. The costs of System changes to support the Value Proposition shall be governed by Schedule 4.12. Upon request by Company, and to the extent available, Bank shall provide Company with certain system functionality tied to the Accounts to support the Value Proposition, for matters such as recording the accumulation of loyalty points, tracking, lookup/reporting and redemption where a coupon is part of the Billing Statement. Any out-of-pocket expenses incurred by Bank in connection with such activity shall be deemed Program Expenses.

(e)	Subject to Section 3.6, Company may, in its discretion, offer other ancillary benefits or incentives to Cardholders or Customers from time to time.

5.2	Bank’s Responsibility to Market the Program.

(a)
Bank shall, in accordance with the terms of this Agreement, promote the Program, and use commercially reasonable efforts to improve Program performance, and the use of Credit Cards to purchase Goods and/or Services, in all cases in compliance with Applicable Law and Bank’s or its Affiliate’s agreements with third parties. In connection with such efforts, as reasonably requested by Company, Bank shall § conduct marketing research and other related marketing efforts on behalf of Company based upon the customer databases and customer database analysis tools maintained by or on behalf of Bank and its Affiliates and Subcontractors, including aggregate transaction and experience data across Bank’s credit card portfolios (with any third party costs funded by the Fixed Marketing Fund (as defined in Section 1.e. of Schedule 8.1)); § make suggestions regarding available systems technology to improve effectiveness of the Value Proposition and enhance sales, provided that any additional costs associated with implementing any changes to systems technology shall be Program Expenses; and § provide results of Bank’s modeling and market research, in each case to the extent permitted by Applicable Law and contractual obligations of Bank and its Affiliates; provided, however, that notwithstanding the foregoing, under no circumstances shall Bank be required to provide any proprietary information or scoring models of any kind.

(b)
At Company’s option, Bank shall work with Company’s Retail Entities, in good faith, to identify marketing opportunities within Bank’s franchise to promote the Goods and/or Services of the applicable Retail Entities, and offer joint marketing opportunities with Bank’s other non-competing products and services. The Parties shall execute any such marketing campaigns upon terms and conditions mutually agreed upon by the Parties.

5.3	Communications with Cardholders.

(a)
Bank Communication. Bank may communicate with Cardholders, through statement inserts, statement messages or otherwise, including, to the extent reasonably available, the use of bangtails, as reasonably necessary to service the Accounts or as required by Applicable Law. Notwithstanding anything to the contrary in this Section 5.3, any such communication by Bank that is required by Applicable Law shall take precedence over any or all communications provided by Company.

(b)
Company Inserts. Subject to Applicable Law, Section 5.3(a) and Bank’s system specifications, Company shall have the exclusive right to communicate with Cardholders through use of inserts, fillers and other means made available by Bank (collectively, “Inserts”), including Inserts selectively targeted for particular classes of Cardholders, in any and all Billing Statements (including print and electronic Billing Statements). Notwithstanding the foregoing, any Insert required by Applicable Law shall take precedence over any Company Inserts and shall be the responsibility of Bank. Company shall be responsible for the content and “look and feel” of, and the cost of preparing and printing any Inserts, excluding Inserts required by Applicable Law, and the increased cost of postage caused by such Insert shall be treated as a Program Expense.

(c)
Billing Statement Messages. Subject to Applicable Law, Section 5.3(a) and Bank’s systems specifications, Company shall have the exclusive right to use Billing Statement messages and Billing Statement envelope messages in each Billing Cycle to communicate with Cardholders. Notwithstanding the foregoing, the following messages shall take precedence over any Company messages: § any message required by Applicable Law, and § collection and/or customer service messages. Company shall be responsible for preparing the content of all Billing Statement messages, excluding those set forth in clauses (i) and (ii) which shall be Bank’s responsibility.

(d)	Other Communications. Subject to Applicable Law including Cardholder opt-out rights, Section 5.3(a) and Bank’s systems specifications, Company shall have the exclusive right to communicate with Cardholders through direct mail (including through catalogs, invitations, newsletters, and postcards), e-mail, telephone messaging, text messaging, and any other communication channel that Company deems appropriate. Company may communicate with Cardholders through these channels about any aspect of the Program, including any Value Proposition, and any other subject matter, in Company’s discretion, subject to Applicable Law.

(e)
Substance of Communications. Subject to Applicable Law, Company may use the methods of Cardholder communication described in this Section 5.3 to promote the Program, Goods and/or Services, and any other products or services in Company’s discretion.

(f)
Bank Review. For the avoidance of doubt, all Company communications pursuant to this Section 5.3 related to the Program shall be deemed Program Materials and subject to Bank review as set forth in Section 4.5(a). Company communications to its customer base which may include Cardholders (i.e. not just specifically targeted to Cardholders) that do not mention the Credit Cards or the Program shall not be Program Materials and shall not be subject to Bank review.

5.4	Protection Programs and Enhancement Products.
See Schedule 5.4.
ARTICLE 6

CARDHOLDER AND CUSTOMER INFORMATION

6.1	Customer Information.
See Schedule 6.1.

6.2	Cardholder Data.
See Schedule 6.2.

6.3	Customer Data.
See Schedule 6.3.

6.4	Data Security.
See Schedule 6.4.
ARTICLE 7

MERCHANT SERVICES

7.1	Honoring Credit Cards.

(a)
Company agrees that Company’s Retail Entities will honor any Credit Card and/or Account properly issued and authorized by Bank under the Program at the Company Channels to which Credit Cards and/or Accounts relate inside the United States and, at Company’s option, in Canada in accordance with Schedule 2.4.

(b)
The Parties shall support Cross-Shopping to the extent provided in the Operating Procedures and supported by Bank’s systems. Bank represents that its systems can accept Cross-Shopping Transactions to the extent that the relevant Company Channel is able to transmit such Transactions to Bank in the same format as Transactions that are not Cross-Shopping Transactions.

7.2	Transmittal and Authorization of Charge Transaction Data.

(a)	The Retail Entities shall electronically transmit all Charge Transaction Data to Bank in accordance with the Operating Procedures.

(b)
Bank shall authorize or decline Transactions on a real time basis, including Transactions involving split-tender (i.e., a portion of the total transaction amount is billed to a Credit Card and the remainder is paid through one or more other forms of payment).

7.3	Settlement Procedures.
Bank will settle Transactions charged to Private Label Accounts as set forth in the Operating Procedures, without discount.

7.4	Returns of Goods and/or Services.
If a Cardholder purchases Goods and/or Services on an Account and a Retail Entity processes a return of such Goods and/or Services in accordance with the return policy of such Retail Entity or makes another adjustment such as a price reduction, the relevant Retail Entity shall provide a credit to such Cardholder’s Account. The relevant Retail Entity will transmit the relevant information in the Charge Transaction Data for inclusion in the daily settlement process.
ARTICLE 8

PROGRAM ECONOMICS

8.1	Monthly Statement of Bank.

(a)	See Schedule 8.1.

(b)
Bank may include in the monthly statement any other amounts owed between the Parties as explicitly provided for herein or as otherwise agreed by the Parties in writing with line item specificity, which amounts may be netted.

8.2	Compensation.
See Schedule 8.2.
ARTICLE 9

LICENSING OF TRADEMARKS; INTELLECTUAL PROPERTY

9.1	The Company Licensed Marks.

(a)	Grant of License to Use the Company Licensed Marks. Company and its Affiliates hereby grant to Bank a non-exclusive, royalty-free, non-transferable, non-sublicensable (except as specified in this Section 9.1) right and license to use the Company Licensed Marks in the United States solely in connection with the creation, establishment, marketing and administration of, and the provision of services related to, the Program, all pursuant to, and in accordance with, this Agreement and any applicable Trademark Style Guide. Those services shall include the issuance and reissuance of Credit Cards, the provision of Billing Statements and other correspondence relating to Accounts, the extension of credit to Cardholders, and the advertisement or promotion of the Program. All use of the Company Licensed Marks shall be approved by Company. The license hereby granted is solely for the use of Bank and may be used as necessary to permit the exercise by Bank of any of its rights under this Agreement to delegate obligations to Affiliate(s) and/or Subcontractors. Bank may sublicense the use of Company Licensed Marks to any Affiliate or Subcontractor performing the following Bank obligations under this Agreement solely as necessary to perform such obligations: production of plastics, statements and other Cardholder correspondence and collections; provided that such Affiliate or Subcontractor agrees to comply with all of the standards specified herein and the limitations on the use of the Company Licensed Marks contained in this Section. Except for the rights granted to Bank in the preceding sentence, the license granted hereby may not be sublicensed without the prior written approval of Company.

(b)
New Marks. If Company or its Affiliates adopt a trademark, trade name, service mark logo or other proprietary mark which is used by Company or its Affiliates in connection with the Program but which is not listed on Schedule C (a “New Mark”), Company, upon written notice to Bank, may add such New Mark to Schedule C. If Bank requests that Company add a New Mark to Schedule C and license its use hereunder, Company may do so in its sole discretion, and any New Mark requested by Bank and agreed by Company shall be added to Schedule C by amendment of this Agreement.

(c)
Termination of License. The license granted in this Section with respect to any Company Licensed Mark shall terminate six (6) months after the later of § the Portfolio Purchase Date related to such Company Licensed Mark or § termination of this Agreement with respect to the relevant Portfolio. Upon such termination of this license, as provided in this Section 9.1(c), all rights of Bank to use the Company Licensed Mark(s) shall terminate, the goodwill connected therewith shall remain the property of Company and its Affiliates, and Bank shall: (A) discontinue immediately all use of the Company Licensed Mark(s), or any of them, and any colorable imitation thereof; and (B) delete the Company Licensed Mark(s) from or, at Bank’s option, destroy all unused Credit Cards, Account Documentation, periodic statements, materials, displays, advertising and sales literature and any other items bearing any of the Company Licensed Mark(s). During the six (6) month period referenced above, Bank may use the Company Licensed Mark(s) in accordance with this Agreement only as necessary to effect the relevant transition associated with clause (i) or (ii). Notwithstanding the foregoing, Bank shall be expressly permitted to continue to use Company Licensed Marks after termination of the aforementioned license provided such use constitutes nominative fair use under the Lanham Act (15 U.S.C. §1501 et seq.) or common law.

(d)
Ownership of the Company Licensed Marks. Bank acknowledges that § the Company Licensed Marks, all rights therein, and the goodwill associated therewith, are, and shall remain, the exclusive property of Company and its Affiliates, § it shall take no action which will adversely affect Company and its Affiliates’ exclusive ownership of the Company

Licensed Marks, or the goodwill associated with the Company Licensed Marks (it being understood that the collection of Accounts, adverse action letters, and changes in terms of Accounts as required by Applicable Law do not adversely affect goodwill, if done in accordance with the terms of this Agreement), and § any and all goodwill arising from use of the Company Licensed Marks by Bank shall inure to the benefit of Company and its Affiliates. Nothing herein shall give Bank any proprietary interest in or to the Company Licensed Marks, except the right to use the Company Licensed Marks in accordance with this Agreement, and Bank shall not contest Company’s or its Affiliates’ title in and to the Company Licensed Marks.

(e)
Infringement by Third Parties. Bank shall notify Company, in writing, in the event that it has Knowledge of any infringing use of any of the Company Licensed Marks by any third party. If any of the Company Licensed Marks is infringed, Company alone has the right, in its sole discretion, to take whatever action it deems necessary to prevent such infringing use; provided, however, that if Company fails to take reasonable steps to prevent infringement of the Company Licensed Marks and such infringement has or is reasonably expected to have an adverse effect upon the Program or the rights of Bank hereunder, Bank may request that Company take action necessary to alleviate such adverse impact. Consideration of the Bank’s request is at the Company’s sole discretion. Bank shall reasonably cooperate with and assist Company, at Company expense, in the prosecution of those actions that Company determines, in its sole discretion, are necessary or desirable to prevent the infringing use of any of the Company Licensed Marks.

9.2	The Bank Licensed Marks.

(a)
Grant of License to Use the Bank Licensed Marks. Bank hereby grants to each Retail Entity that signs an Accession Agreement a non-exclusive, royalty-free, non-transferable, non-sublicensable (except as specified in this Section 9.2) right and license to use the Bank Licensed Marks in the United States solely in connection with the creation, establishment, marketing and administration of, and the provision of services related to, the Program, all pursuant to, and in accordance with, this Agreement and any applicable Trademark Style Guide. Those services shall include the solicitation of Cardholders and the advertisement or promotion of the Program. All use of the Bank Licensed Marks shall be approved by Bank. The license hereby granted is solely for the use of such Retail Entity and may be used as necessary to permit the exercise by Company of any of its rights under this Agreement to delegate obligations to Affiliate(s) and/or Subcontractors. Such Retail Entity may sublicense the use of Bank Licensed Marks to any Affiliate or Subcontractor performing Company’s obligations under this Agreement; provided that such Affiliate or Subcontractor agrees to comply with all of the standards specified herein and the limitations on the use of the Bank Licensed Marks contained in this Section. Except for the rights granted to each Retail Entity in the preceding sentence, the license granted hereby may not be sublicensed without the prior written approval of Bank.

(b)
New Marks. If Bank adopts a trademark, trade name, service mark logo or other proprietary mark which is used by Bank in connection with its extension of bank card credit to customers but which is not listed on Schedule A hereto (a “New Mark”), Company may request that Bank add such New Mark to Schedule A hereto and license its use hereunder. Bank may do so in its sole discretion, and such New Mark shall be added to Schedule A by amendment of this Agreement. The foregoing notwithstanding, it is understood and agreed that Bank shall not be required to add a New Mark to Schedule A if such New Mark was developed by Bank primarily for another charge, credit or debit program.

(c)
Termination of License. The license granted in this Section shall terminate six (6) months after the later of § the final Portfolio Purchase Date or § termination of this Agreement. Upon such termination of this license, as provided in this Section 9.2(c), all rights of the relevant Retail Entity to use the Bank Licensed Marks shall terminate, the goodwill connected therewith shall remain the property of Bank, and the relevant Retail Entity shall: (A) discontinue immediately all use of the Bank Licensed Marks, or any of them, and any colorable imitation thereof; and (B) at Company option, delete the Bank Licensed Marks from or destroy all unused Credit Card Applications, Account Documentation, periodic statements, materials, displays, advertising and sales literature and any other items bearing any of the Bank Licensed Marks. During the six (6) month period referenced above, the relevant Retail Entity may use the Bank Licensed Marks in accordance with this Agreement only as necessary to effect the relevant transition associated with clause (i) or (ii). Notwithstanding the foregoing, Company shall be expressly permitted to continue to use Bank Licensed Marks after termination of the aforementioned license provided such use constitutes nominative fair use under the Lanham Act (15 U.S.C. §1501 et seq.) or common law.

(d)
Ownership of the Bank Licensed Marks. Company acknowledges that § the Bank Licensed Marks, all rights therein, and the goodwill associated therewith, are, and shall remain, the exclusive property of Bank, § it shall take no action which will adversely affect Bank’s exclusive ownership of the Bank Licensed Marks or the goodwill associated with the Bank Licensed Marks, and § any and all goodwill arising from use of the Bank Licensed Marks by the Retail Entities shall inure to the benefit of Bank. Nothing herein shall give Company any proprietary interest in or to the Bank Licensed Marks, except the right to use the Bank Licensed Marks in accordance with this Agreement, and Company shall not contest Bank’s title in and to the Bank Licensed Marks.

(e)
Infringement by Third Parties. Company shall notify Bank, in writing, in the event that it has Knowledge of any infringing use of any of the Bank Licensed Marks by any third party. If any of the Bank Licensed Marks is infringed, Bank alone has the right, in its sole discretion, to take whatever action it deems necessary to prevent such infringing use; provided, however, that if Bank fails to take reasonable steps to prevent infringement of the Bank Licensed Marks and such infringement has or is reasonably expected to have an adverse effect upon the Program or the rights of Company hereunder, Company may request that Bank take action necessary to alleviate such adverse impact. Consideration of the Company’s request is at the Bank’s sole discretion. Company shall reasonably cooperate with and assist Bank, at Bank’s expense, in the prosecution of those actions that Bank determines, in its sole discretion, are necessary or desirable to prevent the infringing use of any of the Bank Licensed Marks.

9.3	Ownership of Intellectual Property.

(a)
Ownership of Intellectual Property. Each Party shall continue to own all of its Intellectual Property that existed as of the Original Effective Date. Each Party shall own all right, title and interest in the Intellectual Property that it develops independently of the other party during the Term.

(b)	See Schedule 9.3.
ARTICLE 10

REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1	General Representations and Warranties of Company.
To induce Bank to establish and administer the Program, Company on behalf of itself and each Retail Entity to the extent specified below hereby makes the following representations and warranties to Bank as of the Original Effective Date, and each and all of which (except with respect to the representations and warranties in Section 10.1(c)(v), which are made solely as of the Original Effective Date and the Justice Closing Date, if the Justice Closing Date is the first Closing Date, and Section 10.1(g) (No Litigation), which is made solely as of the Original Effective Date, the Justice Conversion Date, and each Closing Date), shall be deemed to be restated and remade on each day during the Term.

(a)
Corporate Existence. Company and each Retail Entity § is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation; § is duly licensed or qualified to do business as a corporation and is in good standing as a foreign corporation in all jurisdictions in which the nature of the activities conducted or proposed to be conducted by it or the character of the assets owned or leased by it makes such licensing or qualification necessary to perform its obligations required hereunder except to the extent that its non-compliance would not have a material and adverse effect on Company’s ability to perform its obligations hereunder; and § has all necessary licenses, permits, consents or approvals from or by, and has made all necessary notices to, all Governmental Authorities having jurisdiction, to the extent required for Company’s or a Retail Entity’s current ownership, lease or conduct and operation and to perform its obligations under this Agreement, except to the extent that the failure to obtain such licenses, permits, consents or approvals or to provide such notices would not have a material and adverse effect on Company’s or a Retail Entity’s ability to perform its obligations required hereunder.

(b)
Capacity; Authorization; Validity. Company has all necessary corporate power and authority to § execute and enter into this Agreement, and § perform, or cause to be performed, the obligations required of Company and each Retail Entity under this Agreement and the other documents, instruments and agreements executed by Company or a Retail Entity pursuant hereto. The execution and delivery by Company of this Agreement and all documents, instruments and agreements executed and delivered by Company or a Retail Entity pursuant hereto, and the consummation by Company of the transactions specified herein have been duly and validly authorized and approved by all necessary corporate action of Company. This Agreement (A) has been duly executed and delivered by Company, (B) constitutes the valid and legally binding obligation of Company, and (C) is enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, receivership or other laws affecting the rights of creditors generally and by general equity principles including those respecting the availability of specific performance).

(c)
Conflicts; Defaults; Etc. The execution, delivery and performance of this Agreement by Company and the Accession Agreement by each Retail Entity, its compliance with the terms hereof and thereof, and its consummation of the transactions specified herein and therein with respect to each Conversion Date as applicable, and the closing of each Purchase Agreement will not § conflict with, violate, result in the breach of, constitute an event which would, or with the lapse of time or action by a third party or both would, result in a default under, or accelerate the performance required by, the terms of any material contract, instrument or agreement, including the Existing Issuer Agreements, to which Company or the Retail Entity, as applicable, is a party or by which it is bound except for conflicts, breaches and defaults which would not have a material and adverse effect upon Company’s or the Retail Entity’s, as applicable, ability to perform its obligations under this Agreement; § conflict with or violate the articles of incorporation or by-laws, or any other equivalent organizational document(s), of Company or the Retail Entity, as applicable; § violate any Applicable Law, or conflict with or require any consent or approval under any judgment, order, writ, decree, permit or license, to which Company or the Retail Entity, as applicable, is a party or by which it is bound or affected, except to the extent that such violation or the failure to obtain such consent or approval would not have a material and adverse effect upon Company’s or the Retail Entity’s, as applicable, ability to perform its obligations under this Agreement or the Accession Agreement; § require the consent or approval of any other party to any contract, instrument or commitment to which Company or the Retail Entity, as applicable, is a party or by which it is bound, except to the extent that the failure to obtain such consent or approval would not have a material and adverse effect upon Company’s or the Retail Entity’s, as applicable, ability to perform its obligations under this Agreement or the Accession Agreement; or § to the Knowledge of Company after consultation with counsel, require any filing with, notice to, consent or approval of, or any other action to be taken with respect to, any regulatory authority by Company, except to the extent that the failure to obtain such consent or approval would not have a material and adverse effect upon Company or the Retail Entity, as applicable, the Program, the Accounts, the Cardholder Indebtedness or Company’s or the Retail Entity’s, as applicable, ability to perform its obligations under this Agreement.

(d)	Solvency. Company and each Retail Entity is Solvent.

(e)
No Default. Neither Company nor, to the best of its Knowledge, any of its Affiliates is in default with respect to any contract, agreement, lease, or other instrument to which it is a party or by which it is bound, except for defaults which would not have a material and adverse effect upon Company’s ability to perform its obligations under this Agreement, nor has Company received any notice of default under any such contract, agreement, lease or other instrument which default or notice of default would materially and adversely affect the performance by Company of its obligations under this Agreement.

(f)
Books and Records. All of Company’s and, to the best of its Knowledge, its Affiliates’ records, files and books of account relating to the Program are in all material respects complete and correct and are maintained in accordance with Applicable Law.

(g)
No Litigation. No action, claim or any litigation, proceeding, arbitration, investigation or controversy is pending or, to the best of Company’s Knowledge, threatened against Company or its Affiliates, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government, or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators which, if adversely determined, could have a material and adverse effect on Company’s ability to perform its obligations under this Agreement.

(h)
Company Licensed Marks. Company or an Affiliate of Company is the owner of the Company Licensed Marks and Company has the right, power and authority to license to Bank and authorized designees the use of the Company Licensed Marks in connection with the Program, and the use of the Company Licensed Marks by said licensees in a manner approved (or deemed approved) by Company shall not § violate any Applicable Law or § infringe upon the right(s) of any third party.

(i)
Portfolio Purchase. Company has the full right and authority, subject to the terms of the respective Existing Issuer Agreements, to permit Bank to purchase each Existing Issuer Portfolio as contemplated pursuant to the terms of this Agreement. Nothing in any Existing Issuer Agreement provides the Existing Issuer the right to refuse to consummate the sale to Bank of the respective Existing Issuer Portfolio following the expiration or termination of such Existing Issuer Agreement, provided that Company and Bank each has performed its respective obligations under this Agreement with respect to the purchase by Bank of each Existing Issuer Portfolio.

(j)	ABL Agreement. Company has obtained all necessary consents or approvals required under the ABL Agreement to enter into this Agreement.

10.2	General Representations and Warranties of Bank.
To induce Company to enter into this Agreement and participate in the Program, Bank hereby makes the following representations and warranties to Company as of the Original Effective Date, and each and all of which (except with respect to the representations and warranties in Section 10.2(g) (No Litigation), which are made solely as of the Original Effective Date, the Justice Conversion Date, and each Closing Date and except with respect to the representations and warranties in Section 10.2(c)(v), which are made solely as of the Original Effective Date and the Justice Closing Date, if the Justice Closing Date is the first Closing Date), shall be deemed to be restated and remade on each day during the Term.

(a)
Corporate Existence. Bank § is a national banking association duly organized, validly existing, and in good standing under the laws of the United States with its home office as indicated in the first paragraph of this Agreement; § is duly licensed or qualified to do business as a banking corporation and is in good standing as a foreign corporation in all jurisdictions in which the nature of the activities conducted or proposed to be conducted by it or the character of the assets owned or leased by it makes such licensing or qualification necessary to perform its obligations hereunder except to the extent that its non-compliance would not have a material and adverse effect on Bank’s ability to perform its obligations hereunder; and § has all necessary licenses, permits, consents, or approvals from or by, and has made all necessary notices to, all Governmental Authorities having jurisdiction, to the extent required for Bank’s current ownership, lease or conduct and operation and to perform its obligations under this Agreement, except to the extent that the failure to obtain such licenses, permits, consents, or approvals or to provide such notices would not have a material and adverse effect on Bank’s ability to perform its obligations under this Agreement.

(b)
Capacity; Authorization; Validity. Bank has all necessary power and authority to § execute and enter into this Agreement, and § perform all of the obligations required of Bank under this Agreement and the other documents, instruments and agreements executed by Bank pursuant hereto. The execution and delivery by Bank of this Agreement and all documents, instruments and agreements executed and delivered by Bank pursuant hereto, and the consummation by Bank of the transactions specified herein, have been duly and validly authorized and approved by all necessary corporate action of Bank. This Agreement (A) has been duly executed and delivered by Bank, (B) constitutes the valid and legally binding obligation of Bank, and (C) is enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, receivership or other laws affecting the rights of creditors generally and financial institutions in particular and by general equity principles including those respecting the availability of specific performance).

(c)
Conflicts; Defaults; Etc. The execution, delivery and performance of this Agreement and the Accession Agreement for each Retail Entity by Bank, its compliance with the terms hereof and thereof, and the consummation of the transactions specified herein and therein with respect to each Conversion Date, and the closing of each Purchase Agreement will not § conflict with, violate, result in the breach of, constitute an event which would, or with the lapse of time or action by a third party or both would, result in a default under, or accelerate the performance required by, the terms of any material contract, instrument or agreement to which Bank is a party or by which it is bound, except for conflicts, breaches and defaults which would not have a material and adverse effect upon Bank’s ability to perform its obligations under this Agreement; § conflict with or violate the articles of incorporation or by-laws, or any other equivalent organizational document(s) of Bank; § violate any Applicable Law, or conflict with or require any consent or approval under any judgment, order, writ, decree, permit or license, to which Bank is a party or by which it is bound or affected, except to the extent that such violation or the failure to obtain such consent or approval would not have a material and adverse effect upon Bank’s ability to perform its obligations under this Agreement or the Accession Agreement; § require the consent or approval of any other party to any contract, instrument or commitment to which Bank is a party or by which it is bound, except to the extent that the failure to obtain such consent or approval would not have a material and adverse effect upon Bank’s ability to perform its obligations under this Agreement or the Accession Agreement; or § to the Knowledge of Bank after consultation with counsel require any filing with, notice to, consent or approval of, or any other action to be taken with respect to, any regulatory authority by Bank, except to the extent that the failure to obtain such consent or approval would not have a material and adverse effect upon the Program, the Accounts, the Cardholder Indebtedness or Bank’s ability to perform its obligations under this Agreement.

(d)	Solvency. Bank is Solvent.

(e)
No Default. Neither Bank nor, to the best of its Knowledge, any of its Affiliates is in default with respect to any contract, agreement, lease, or other instrument to which it is a party or by which it is bound, except for defaults which would not have a material and adverse effect upon Bank, the Program, Accounts, Cardholder Indebtedness or Bank’s ability to perform its obligations under this Agreement, nor has Bank received any notice of default under any such contract, agreement, lease or other instrument which default or notice of default would materially and adversely affect the performance by Bank of its obligations under this Agreement.

(f)
Books and Records. All of Bank’s and, to the best of its Knowledge, its Affiliates’ records, files and books of account relating to the Program are in all material respects complete and correct and are maintained in accordance with Applicable Law.

(g)
No Litigation. No action, claim, or any litigation, proceeding, arbitration, investigation or controversy is pending or, to the best of Bank’s Knowledge, threatened against Bank or its Affiliates, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government or of any agency or subdivision thereof or before any arbitrator or panel of arbitrators which, if adversely determined, could have a material and adverse effect on Bank’s ability to perform its obligations under this Agreement. Bank, further, is not the subject of any action by a regulatory authority; and is not subject to any agreement, orders or directives with any regulatory authority with respect to its operations affecting Accounts, Cardholder Indebtedness and the Program, any other aspect of Bank’s business that relates to the Program or the ability of Bank to consummate the transactions specified herein or perform its obligations hereunder.

(h)	FDIC Insurance. Bank is FDIC-insured, and to the best of Bank’s Knowledge, no proceeding is contemplated to revoke such insurance.

(i)
Bank Licensed Marks. Bank or an Affiliate of Bank is the owner of the Bank Licensed Marks and Bank has the right, power and authority to license to Company and authorized designees the use of the Bank Licensed Marks in connection with the Program, and the use of the Bank Licensed Marks by said licensees in a manner approved (or deemed approved) by Bank shall not § violate any Applicable Law or § infringe upon the right(s) of any third party.

10.3	General Covenants of Company.
Company makes the following covenants to Bank, each and all of which shall survive the execution and delivery of this Agreement:

(a)
Maintenance of Existence and Conduct of Business. Company shall preserve and keep in full force and effect its corporate existence other than in the event of a Change in Control or merger or consolidation in which Company is not the surviving entity.

(b)
Litigation. Company promptly shall notify Bank in writing if it receives written notice of any litigation that, if adversely determined, would have a material and adverse effect on the Program, the Accounts in the aggregate or Company’s ability to perform its obligations hereunder.

(c)
Enforcement of Rights. Except as otherwise specified herein, Company shall use commercially reasonable efforts to enforce its rights against third parties to the extent that a failure to enforce such rights could reasonably be expected to materially and adversely affect the Program, the Accounts in the aggregate or Company’s ability to perform its obligations hereunder.

(d)	Compliance. Subject to Section 4.3(q), Company and each Retail Entity shall at all times during the Term comply in all material respects with Applicable Law affecting obligations under this Agreement.

(e)
Books and Records. Company and each Retail Entity shall keep adequate records and books of account with respect to all Transactions and the Value Proposition, in each case in which proper entries are made in accordance with GAAP, which books and records shall be complete and accurate in all material respects.

(f)	Affiliate/Subcontractor Compliance. Company shall, to the extent necessary, cause its Affiliates and Subcontractors to comply with the terms of this Agreement.

(g)	Insurance. See Schedule 10.3(g).

(h)
The carrying by Company of the insurance required herein shall in no way be interpreted as relieving Company of any other obligations it may have under this Agreement. Company shall, at all times during the Term, provide a certificate of insurance at all times naming Bank as additional insured or loss payee, except with respect to Company’s cyber-insurance policy. The limits in this Agreement shall be those stipulated or those carried by Company.

(i)	Rebranding. See Schedule 10.3(i).

(j)	Future Representations Approvals. See Schedule 10.3(j).

10.4	General Covenants of Bank.
Bank makes the following covenants to Company, each and all of which shall survive the execution and delivery of this Agreement:

(a)
Maintenance of Existence and Conduct of Business. Bank shall preserve and keep in full force and effect its corporate existence other than in the event of a Change in Control or merger or consolidation in which Bank is not the surviving entity.

(b)
Litigation. Bank promptly shall notify Company in writing if it receives written notice of any litigation that, if adversely determined, would have a material and adverse effect on the Program, the Accounts in the aggregate or Bank’s ability to perform its obligations hereunder.

(c)
Enforcement of Rights. Except as otherwise specified herein, Bank shall use commercially reasonable efforts to enforce its rights against third parties to the extent that a failure to enforce such rights could reasonably be expected to materially and adversely affect the Program, the Accounts in the aggregate or Bank’s ability to perform its obligations hereunder.

(d)
Compliance. Bank shall at all times during the Term comply in all material respects with Applicable Law, the Risk Management Policies and the Collections Policies. Bank shall at all times during the Term maintain its national bank charter and FDIC insurance.

(e)
Books and Records. Bank shall keep adequate records and books of account in with respect to the Program, in which proper entries are made in accordance with GAAP, which records and books of account shall be complete and accurate all material respects.

(f)	Affiliate/Subcontractor Compliance. Bank shall, to the extent necessary, cause its Affiliates and Subcontractors to comply with the terms of this Agreement.

(g)	Future Representations Approvals. See Schedule 10.4(g).

ARTICLE 11

CONFIDENTIALITY

11.1	General Confidentiality.

(a)
For purposes of this Agreement, “Confidential Information” means all of the following: § information that is provided by or on behalf of either Company or Bank to the other Party or its Subcontractors in connection with the Program; or § information about Company or Bank or their Affiliates, or their respective businesses or employees, that is otherwise obtained by the other party in connection with the Program, in each case including: (A) information concerning marketing plans, objectives and financial results; (B) information regarding business systems, methods, processes, financing data, programs and products; (C) information unrelated to the Program obtained by Company or Bank in connection with this Agreement, including by accessing or being present at the business location of the other party; (D) proprietary technical information, including source code; and (E) information about Credit Card usage and Program performance that does not contain Personally Identifiable Information of Cardholders, which shall solely be the Confidential Information of Company. Confidential Information shall include Cardholder Data and Customer Data, but the use, disclosure and return/destruction of such information shall be governed by ARTICLE 6.

(b)
The restrictions on disclosure of Confidential Information under this ARTICLE 11 shall not apply to, with respect to Company or Bank, information that: § is already rightfully known to such Party at the time it obtains Confidential Information from the other Party; § is or becomes generally available to the public other than as a result of disclosure in breach of this Agreement or any other confidentiality obligations; § is lawfully received on a non-confidential basis from a third party authorized to disclose such information without restriction and without breach of this Agreement; § is contained in, or is capable of being discovered through examination of publicly available records or products; § is required to be disclosed by Applicable Law (provided that, except for any disclosure required by the SEC or pursuant to applicable stock exchange rules or regulations, the Party subject to such Applicable Law shall notify the other Party of any such use or requirement prior to disclosure of any Confidential Information obtained from the other Party in order to afford such other Party an opportunity to seek a protective order to prevent or limit disclosure of the Confidential Information to third parties and shall disclose Confidential Information of the other party only to the extent required by such Applicable Law; and provided, further, that if a Party intends to file this Agreement or any other documents related to the Program as an exhibit to any report or other filing with the SEC, such Party shall file with an application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934); or § is developed by Company or Bank without the use of any proprietary, non-public information provided by the other Party under this Agreement. Nothing herein shall be construed to permit the Receiving Party (as defined below) to disclose to any third party any Confidential Information that the Receiving Party is required to keep confidential under Applicable Law.

(c)
The terms and conditions of this Agreement shall be the Confidential Information of both Company and Bank. Company may, with the prior written consent of Bank (such consent not to be unreasonably withheld) only disclose as required under the ABL Agreement a redacted copy of the Agreement with JPMorgan Chase Bank, N.A. (and Bank acknowledges that JPMorgan Chase Bank, N.A. or Company may share such redacted copy with other parties as provided under the ABL Agreement) if such Agreement is redacted in a manner substantially similar to (and in any event, no more than) the redactions reflected in the Private Label Credit Card Program Agreement publicly released by Kohl’s Department Stores, Inc. as Exhibit 10.1 of the Form 10-Q filing with the Securities and Exchange Commission for the quarter ended July 31, 2010, provided that no element of the process hereunder for settling transactions for the purchases of goods or services or receipt of payments (or returns/credits/exchanges for payments) in stores is redacted.

(d)
If Company or Bank receive Confidential Information of the other Party (“Receiving Party”), the Receiving Party shall do the following with respect to the Confidential information of the other Party (“Disclosing Party”): § keep the Confidential Information of the Disclosing Party secure and confidential; § treat all Confidential Information of the Disclosing Party with the same degree of care as it accords its own Confidential Information, but in no event less than a reasonable degree of care; and § implement and maintain commercially reasonable physical, electronic, administrative and procedural security measures, including commercially reasonable authentication, access controls, virus protection and intrusion detection practices and procedures.

11.2	Use and Disclosure of Confidential Information.

(a)
Each Receiving Party shall use and disclose the Confidential Information of the Disclosing Party only for the purpose of performing its obligations or enforcing its rights with respect to the Program and this Agreement or as otherwise expressly permitted by this Agreement, and shall not accumulate in any way or make use of such Confidential Information for any other purpose.

(b)
Each Receiving Party shall: § limit access to the Disclosing Party’s Confidential Information to those employees and Subcontractors who have a reasonable need to access such Confidential Information in connection with the Program; and § ensure that any Person with access to the Disclosing Party’s Confidential Information agrees to be bound by contractual commitments of confidentiality or professional obligations at least as protective of Confidential Information as the provisions of this ARTICLE 11 and maintains the existence of this Agreement and the nature of their obligations hereunder strictly confidential.

(c)	Bank shall use all Confidential Information of Company, including Company marketing plans, marketing campaign results, and reports, solely for the benefit of the Program and Company.

(d)
Information about Program strategy (including marketing strategy, acquisition strategy and use of technology or systems) shall not be shared with Bank employees who manage or have the ability to influence decisions or develop strategies for the Bank credit card portfolios of Designated Retailers.

11.3	Unauthorized Use or Disclosure of Confidential Information.
Each Receiving Party agrees that any unauthorized use or disclosure of Confidential Information of the Disclosing Party might cause immediate and irreparable harm to the Disclosing Party for which money damages might not constitute an adequate remedy. In that event, the Receiving Party agrees that injunctive relief may be warranted in addition to any other remedies the Disclosing Party may have. In addition, the Receiving Party agrees promptly to advise the Disclosing Party by telephone and in writing pursuant to Section 17.12, each pursuant to the principles outlined in Section (b) of Schedule 6.4, of any security breach that may have compromised any Confidential Information, or any unauthorized misappropriation, disclosure or use by any Person of the Confidential Information of the Disclosing Party which may come to its attention, and to take all steps at its own expense reasonably requested by the Disclosing Party to limit, stop or otherwise remedy such misappropriation, disclosure or use.

11.4	Return or Destruction of Confidential Information.
Upon the termination or expiration of this Agreement, the Receiving Party shall comply with the Disclosing Party’s reasonable instructions regarding the disposition of the Disclosing Party’s Confidential Information, which may include the return or destruction of any and all the Disclosing Party’s Confidential Information (including any electronic or paper copies, reproductions, extracts or summaries thereof); provided, however, the Receiving Party in possession of tangible property containing the Disclosing Party’s Confidential Information may retain, subject to the terms of this Agreement, § such Confidential Information as may be present in backup systems from which it cannot reasonably be deleted, and § one archived copy of such Confidential Information which may be used solely for regulatory purposes and may not be used for any other purpose. Such compliance shall be certified in writing, including a statement that no copies of Confidential Information have been kept, except as provided herein.

ARTICLE 12
See Schedules 12.1 – 12.4.

ARTICLE 13

EVENTS OF DEFAULT; RIGHTS AND REMEDIES
See Schedules 13.1 – 13.4.

ARTICLE 14

TERM/TERMINATION
See Schedules 14.1 – 14.5.

ARTICLE 15

EFFECTS OF TERMINATION
See Schedule 15.1 – 15.3.

ARTICLE 16

INDEMNIFICATION

16.1	Company Indemnification of Bank.
From and after the Original Effective Date, Company shall indemnify and hold harmless Bank, its Affiliates, their respective officers, directors, employees, agents, Subcontractors and representatives and any Person claiming by or through any of them (collectively, the “Bank Indemnified Parties”) from and against and in respect of any and all losses, liabilities, damages, costs and expenses of whatever nature, including reasonable attorneys’ fees and expenses (collectively, “Losses”) relating to third-party claims, which are caused or incurred by, result from, arise out of or relate to:

(a)	Company’s or any of its Affiliates’ or Subcontractors’ gross negligence, recklessness or willful misconduct (including acts and omissions) relating to the Program;

(b)
any breach by Company or any of its Affiliates or Subcontractors, or their respective officers, directors, employees or agents of any of the terms, conditions, covenants, representations, or warranties contained in this Agreement;

(c)	Company’s failure to satisfy any of its obligations or liabilities to third parties, including Customers and any Existing Issuer;

(d)
any actions or omissions by Bank or any of its Affiliates or Subcontractors taken or not taken at Company’s written request or direction pursuant to this Agreement except where Bank or any of its Affiliates or Subcontractors would have been otherwise required to take such action (or refrain from acting) absent the request or direction of Company;

(e)	fraudulent acts by Company, its Affiliates and Subcontractors, or their respective officers, directors employees or agents;

(f)
Company’s or any of its Affiliates’ or Subcontractors’ failure to comply with Applicable Law unless such failure was the result of (i) any action taken or not taken by Company or any of its Affiliates or Subcontractors at the written request or direction of Bank or (ii) Bank’s breach of its obligations under Section 4.3(q);

(g)	Company Inserts or Billing Statement messages;

(h)
allegations by a third party that the use of the Company Licensed Marks or any materials or documents provided by Company (other than any Account Documentation provided by Company after Bank’s legal review and approval, unless such allegations are as a result of subsequent modification to such Account Documentation by Company) constitutes: § libel, slander, and/or defamation; § infringement of intellectual property, including trademark infringement or dilution, or copyright infringement; § unfair competition or misappropriation of another’s ideas or trade secret; § invasion of rights of privacy or rights of publicity; or § breach of contract or tortious interference;

(i)
allegations by a third party that the use of the Company systems or anything provided by Company under this Agreement constitutes infringement, misappropriation or violation of the Intellectual Property of such third party, unless such allegations arise out of a modification or combination thereof by Bank that is not reasonably contemplated by the Parties;

(j)	Company’s offering or sales of Goods and/or Services; or

(k)	the operation of a Second Look Program by a Person other than Bank.

16.2	Bank’s Indemnification of Company.
From and after the Original Effective Date, Bank shall indemnify and hold harmless Company, its Affiliates, their respective officers, directors, employees, agent, Subcontractors and representatives and any Person claiming by or through any of them (collectively, the “Company Indemnified Parties”) from and against and in respect of any and all Losses relating to third-party claims, which are caused or incurred by, result from, arise out of or relate to:

(a)	Bank’s or any of its Affiliates’ or Subcontractors’ gross negligence, recklessness or willful misconduct (including acts and omissions) relating to the Program;

(b)
any breach by Bank or any of its Affiliates or Subcontractors, or their respective officers, directors, employees or agents of any of the terms, conditions, covenants, representations, or warranties contained in this Agreement, or any Credit Card Agreement;

(c)	Bank’s failure to satisfy any of its obligations or liabilities to third parties, including Cardholders and any Existing Issuer;

(d)
any actions or omissions by Company or any of its Affiliates or Subcontractors taken or not taken at Bank’s written request or direction pursuant to this Agreement, except where Company or any of its Affiliates or Subcontractors would have been otherwise required to take such action (or refrain from acting) absent the request or direction of Bank;

(e)	fraudulent acts by Bank, its Affiliates, or Subcontractors or their respective officers, directors employees or agents;

(f)
any Account Documentation used by Company after Bank’s legal review and approval that fails to comply with Applicable Law unless such failure to comply is as a result of subsequent modification to such Account Documentation by Company;

(g)
Bank’s or any of its Affiliates’ or Subcontractors’ failure to comply with Applicable Law, the Risk Management Policies, or the Collections Policies unless such failure was the result of any action taken or not taken by Bank or any of its Affiliates or Subcontractors at the specific written request or direction of Company;

(h)	Bank’s Inserts or Billing Statement messages;

(i)
allegations by a third party that the use of the Bank Licensed Marks or any materials or documents provided by Bank constitutes: § libel, slander, and/or defamation; § infringement of intellectual property, including trademark infringement or dilution, or copyright infringement, § unfair competition or misappropriation of another’s ideas or trade secret; § invasion of rights of privacy or rights of publicity; or § breach of contract or tortious interference; or

(j)
allegations by a third party that the use of the Bank systems or anything provided by Bank under this Agreement constitutes infringement, misappropriation or violation of the Intellectual Property of such third party, unless such allegations arise out of a modification or combination thereof by Company that is not reasonably contemplated by the Parties.

16.3	Procedures.

(a)
In case any claim is made, or any suit or action is commenced, against a Bank Indemnified Party or Company Indemnified Party, the Party in respect of which indemnification may be sought under this ARTICLE 16 (including for the benefit of its officers, directors, employees, agents or representatives or any Person claiming by or through any of them) (the “Indemnified Party”) shall promptly give the other party (the “Indemnifying Party”) notice thereof and the Indemnifying Party shall be entitled to participate in the defense thereof and, with prior written notice to the Indemnified Party given not later than twenty (20) days after the delivery of the applicable notice, to assume, at the Indemnifying Party’s expense, the defense thereof, with counsel reasonably satisfactory to such Indemnified Party. After notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party will not be liable to such Indemnified Party under this Section for any attorneys’ fees or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation.

(b)
The Indemnified Party shall have the right to employ its own counsel if the Indemnifying Party elects to assume such defense, but the fees and expenses of such counsel shall be at the Indemnified Party’s expense, unless § the employment of such counsel has been authorized in writing by the Indemnifying Party, § the Indemnifying Party has not employed counsel to take charge of the defense within twenty (20) days after delivery of the applicable notice or, having elected to assume such defense, thereafter ceases its defense of such action, or § the Indemnified Party has reasonably concluded that there may be defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party), in any of which event attorneys’ fees and expenses shall be borne by the Indemnifying Party.

(c)	The Indemnifying Party shall promptly notify the Indemnified Party if the Indemnifying Party desires not to assume, or participate in the defense of, any such claim, suit or action.

(d)
The Indemnified Party or Indemnifying Party may at any time notify the other of its intention to settle or compromise any claim, suit or action against the Indemnified Party in respect of which payments may be sought by the Indemnified Party hereunder, and § the Indemnifying Party may settle or compromise any such claim, suit or action solely for the payment of money damages, but shall not agree to any other settlement or compromise without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, and § the Indemnified Party may settle or compromise any such claim, suit or action solely for an amount not exceeding one thousand dollars ($1,000), but shall not settle or compromise any other matter without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

(e)	Notwithstanding any provision contained in this Section 16.3 to the contrary, the Indemnifying Party shall not knowingly take any position or action in any pending litigation that would be reasonably likely to be adverse to the Indemnified Party without the Indemnified Party’s express prior written consent.

16.4	Notice and Additional Rights and Limitations.

(a)
If an Indemnified Party fails to give prompt notice of any claim being made or any suit or action being commenced in respect of which indemnification under this ARTICLE 16 may be sought, such failure shall not limit the liability of the Indemnifying Party; provided, however, that this provision shall not be deemed to limit the Indemnifying Party’s rights to recover for any loss, cost or expense which it can establish resulted from such failure to give prompt notice.

(b)
This ARTICLE 16 shall govern the obligations of the Parties with respect to the subject matter hereof but shall not be deemed to limit the rights which any party might otherwise have at law or in equity.

ARTICLE 17

MISCELLANEOUS

17.1	Precautionary Security Interest.
Company and Bank agree that this Agreement contemplates the extension of credit by Bank to Cardholders. However, as a precaution in the event that any Person asserts that Article 9 of the Uniform Commercial Code applies or may apply to the transactions contemplated hereby, and to secure Company’s payment of and performance of all obligations of Company to Bank, Company hereby grants to Bank a first priority present and continuing security interest in and to the following, whether now existing or hereafter created or acquired, together with the proceeds thereof: all Accounts, all Cardholder Indebtedness, and all Charge Transaction Data. In addition, Company agrees to take any reasonable action requested by Bank, at Bank’s expense, to establish the first lien and perfected status of such security interest, and appoints Bank as Company’s attorney-in-fact to take any such action on Company behalf; provided that Bank shall be responsible for preparing any such documentation.

17.2	Securitization; Participation.
Bank shall not sell, securitize, pledge or participate the Cardholder Indebtedness unless such sale, exchange, securitization, pledge or participation does not affect Company’s rights or Bank’s ability to satisfy its obligations hereunder, including by requiring consent or approval of any third party for Bank to reacquire all right, title and interest in and to such Cardholder Indebtedness and release any lien thereon, or otherwise encumber or impair in any way any of Company’s rights hereunder to purchase the Program Assets.

17.3	No Consequential Damages.
EXCEPT FOR DAMAGES ARISING OR RESULTING FROM WILLFUL MISCONDUCT, FRAUD OR GROSS NEGLIGENCE, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR ANY OTHER LEGAL OR EQUITABLE PRINCIPLES, OR FOR ANY LOSS OF PROFITS OR REVENUE, REGARDLESS OF WHETHER SUCH PARTY KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATIONS SHALL

NOT APPLY TO CLAIMS FOR BREACH OF THE OBLIGATIONS OF CONFIDENTIALITY (WHICH INCLUDES MISUSE OF CUSTOMER DATA AND CARDHOLDER DATA), INDEMNIFICATION OR INFRINGEMENT OF THE BANK LICENSED MARKS OR COMPANY LICENSED MARKS.

17.4	Assignment.
Except as provided in this ARTICLE 17, neither Party shall assign this Agreement or any of its rights hereunder without the prior written consent of the other Party; provided, however, that either Party may, without the consent of the other Party, assign this Agreement in whole or in part to an Affiliate in the United States of such Party. The assigning Party shall provide the other Party with at least sixty (60) days prior written notice of the proposed assignment and if requested by the non-assigning Party, provide an appropriate guarantee covering all of the obligations of the assigning Party under this Agreement.

17.5	Sale or Transfer of Accounts.
Except as provided in Schedule 12.3 and ARTICLE 17, Bank shall not sell or transfer the Accounts in whole or in part. Bank will not transfer the Accounts or the Cardholder Indebtedness to an entity that is treated as a “variable interest entity” within the meaning of FASB Codification ASC 810 – Consolidation.

17.6	Subcontracting.
See Schedule 17.6.

17.7	Amendment.
Except as provided herein, this Agreement may not be amended except by a written instrument signed by Bank and Company.

17.8	Non-Waiver.
No waiver of the provisions hereto shall be effective unless in writing and signed by the Party to be charged with such waiver. No waiver shall be deemed to be a continuing waiver in respect of any subsequent breach or default either of similar or different nature unless expressly so stated in writing. No failure or delay on the part of either Party in exercising any power or right under this Agreement shall be deemed to be a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right.

17.9	Severability.
If any of the provisions or parts of the Agreement are determined to be illegal, invalid or unenforceable in any respect under any applicable statute or rule of law, such provisions or parts shall be deemed omitted without affecting any other provisions or parts of the Agreement which shall remain in full force and effect, unless the declaration of the illegality, invalidity or unenforceability of such provision or provisions substantially frustrates the continued performance by, or entitlement to benefits of, either Party, in which case this Agreement may be terminated by the affected Party, without penalty.

17.10	Governing Law.
This Agreement and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by and construed in accordance with the laws of the State of New York, without regard to internal principles of conflict of laws, and applicable federal law.

17.11	Captions.
The table of contents and various captions of the articles and sections of this Agreement are for convenient reference only and are not intended as a summary of such articles or sections and do not affect, limit, modify or construe the contents thereof.

17.12	Notices.
Any notice, approval, acceptance or consent required or permitted under this Agreement shall be in writing to the other Party and shall be deemed to have been duly given when delivered in person or, if sent by United States registered or certified mail, with postage prepaid, or by a nationally recognized overnight delivery service, when received, addressed as follows:
If to Company:         Ascena Retail Group, Inc.
933 MacArthur Blvd.
Mahwah, N.J. 07430
Attn: President

With copies to:         Ascena Retail Group, Inc.
(which copies shall not constitute notice)    933 MacArthur Blvd.
Mahwah, N.J. 07430
Attn: General Counsel

If to Bank:         Capital One Services, LLC
77 W. Wacker Drive
Chicago, IL 60601
Attn: Vice President Client Development

With copies to:        Capital One
(which copies shall not constitute notice)    8000 Towers Crescent Drive
Vienna, VA 22182
Attn: Chief Counsel, Transactions

Morrison & Foerster LLP
2000 Pennsylvania Avenue, NW
Suite 6000
Washington, DC 20006
Attn: Panagiotis Bayz

17.13	Further Assurances.
Company and Bank agree to produce or execute such other documents or agreements as may be reasonably necessary or desirable for the execution and implementation of this Agreement and the consummation of the transactions specified herein and to take all such further action as the other Party may reasonably request in order to give evidence to the consummation of the transactions specified herein.

17.14	No Joint Venture.
Nothing contained in this Agreement shall be deemed or construed by the Parties or any third party to create a partnership, joint venture or of any association between Company and Bank, and no act of either Party shall be deemed to create any such relationship. Company and Bank each agree to such further actions as the other Party may request to evidence and affirm the non-existence of any such relationship.

17.15	Press Releases.
Except for any notice which is required by Applicable Law or stock exchange rules (which shall be subject to Section 11.1(b)), neither Party may issue any press releases, announcements, or similar materials of a public or promotional nature regarding the subject matter of this Agreement without first obtaining the other Party’s written permission, which may be withheld in such Party’s sole discretion.

17.16	No Set-Off.
Company and Bank agree that each Party has waived any right to set-off, combine, consolidate or otherwise appropriate and apply § any assets of the other Party held by the Party or § any indebtedness or other liabilities at any time owing by the Party to the other Party, as the case may be, against or on account of any obligations owed by the other Party under this Agreement, except as expressly set forth herein.

17.17	Third Parties.
There are no third-party beneficiaries to this Agreement except that the Bank Indemnified Parties and Company Indemnified Parties are intended third party beneficiaries of ARTICLE 16. Except as provided in the preceding sentence, the Parties do not intend § the benefits of this Agreement to inure to any third party; or § any rights, claims or causes of action against a Party to be created in favor of any Person other than the other Party.

17.18	Force Majeure.
If performance of any service or obligation under this Agreement is prevented, restricted, delayed or interfered with by reason of labor disputes, strikes, acts of God, floods, lightning, severe weather, shortages of materials, rationing, utility or communication failures, earthquakes, war, revolution, civil commotion, acts of public enemies, blockade, embargo or any law, order, proclamation, regulation, ordinance, demand or requirement having legal effect of any government or any judicial authority or representative of any such government, or any other act whatsoever, whether similar or dissimilar to those referred to in this clause, which are beyond the reasonable control of a Party and could not have been prevented by reasonable precautions (each, a “Force Majeure Event”), then such Party shall be excused from such performance to the extent of and during the period of such Force Majeure Event. A Party excused from performance pursuant to this Section shall exercise all reasonable efforts to continue to perform its obligations hereunder, including by implementing its disaster recovery and business continuity plan as provided in Schedule 4.8, and shall thereafter continue with reasonable due diligence and good faith to remedy its inability to so perform except that nothing herein shall obligate either Party to settle a strike or other labor dispute when it does not wish to do so.

17.19	Entire Agreement.
This Agreement, together with the First Accession Agreement, the Second Accession Agreement and the Schedules and exhibits hereto which are expressly incorporated herein by reference, supersedes any other agreement, whether written or oral, that may have been made or entered into by Company and Bank (or by any officer or employee of either of such Parties) relating to the matters specified herein, and constitutes the entire agreement by the Parties related to the matters specified herein or therein.

17.20	Binding Effect; Effectiveness.

This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement is the product of negotiation by the Parties having the assistance of counsel and other advisers. It is the intention of the Parties that this Agreement not be construed more strictly with regard to one Party than with regard to the other Party.

17.21	Counterparts/Facsimiles/PDF E-Mails.
This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument, but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. Any facsimile or PDF e-mailed version of an executed counterpart shall be deemed an original.

17.22	Arbitration.

(a)
Scope of Arbitration. Except as provided in Section 3.6(e), any dispute, controversy or claim of any and every kind or type, whether based on contract, tort, statute, regulations or otherwise, arising out of, in connection with or relating in any way to this Agreement, the relationship of the Parties, the obligations of the Parties or the operations carried out under this Agreement, including any dispute as to the existence, validity, construction, interpretation, negotiation, performance, non-performance, breach, termination or enforceability of this Agreement, that cannot be resolved through the dispute resolution procedures set forth in Section 3.6 may, by mutual agreement of the Parties, be resolved through final and binding arbitration.

(b)
Arbitration Notice. If a dispute has not been resolved following the completion of the dispute resolution procedures set forth in Section 3.6, then either Party may, with the consent of the other Party, initiate arbitration proceedings in accordance with this Section 17.22.

(c)
Administration of Arbitration. The arbitration is to be administered by the American Arbitration Association (the “AAA”) and is to be conducted in accordance with the Commercial Arbitration Rules of the AAA. Such arbitration shall be conducted in New York, New York.

(d)
Arbitration Expenses. Each Party shall pay for one-half of the arbitration expenses, including arbitrator fees and expenses, except that the Party initiating a claim for arbitration shall be responsible for paying the filing fees associated with initiating such claim. Each Party shall be responsible for paying its own attorney and expert fees and costs; provided, however, that if the arbitrators determine that one Party is the prevailing Party in such arbitration, the arbitrators may, as a part of its award, require the non-prevailing Party to pay the costs and fees (including, the arbitration filing fees and reasonable attorney’s fees and expert fees) incurred by the prevailing Party.

(e)
Appointment of Arbitrators. The arbitration is to be held before a panel of three (3) arbitrators, and the Parties will use commercially reasonable efforts to ensure that each of the arbitrators have at least ten (10) years of experience in the credit card industry (if such dispute relates to the credit card aspects of this Agreement) or in the applicable industry if the dispute is not specific to the credit card industry. No later than fifteen (15) Business Days after the notice of arbitration is received, each Party shall select an arbitrator and request the two selected arbitrators to select a third neutral arbitrator within five (5) Business Days, who shall serve as the presiding arbitrator. Unless otherwise agreed to by the Parties, the two arbitrators selected by the Parties must have no direct or indirect financial interest in the dispute or any direct or indirect financial interest in or dependence upon either of the Parties (other than his or her fees and expenses for serving on the panel), and the third, presiding arbitrator selected by the two Party-selected arbitrators must qualify as a neutral arbitrator as defined in the Commercial Arbitration Rules and/or Code of Ethics of the AAA. Before beginning the hearings, the three arbitrators must each take an oath of impartiality. Any arbitration proceedings shall be concluded within ninety (90) days of the appointment of the arbitrators.

(f)
Enforcement; Authority of Arbitrators. Judgment on any award rendered by the arbitrators may be entered in any court of competent jurisdiction, however, the arbitrators have no authority to award punitive damages unless otherwise allowable pursuant to this Agreement or any other damages not measured by the prevailing Party’s actual damages (unless liquidated damages are specified in this Agreement), and may not, in any event, make any ruling, finding or award that does not conform to the provisions of this Agreement.

17.23	Survival.
Upon the termination of this Agreement, the Parties shall have the rights and remedies described herein. Upon such termination, all obligations of the Parties under this Agreement shall cease, except that the obligations of the Parties pursuant to ARTICLE 1 (Definitions), Schedule 4.17 (Reciprocal Access Rights) (for one (1) year following expiration or termination of this Agreement for financial accounting and reconciliation and for three (3) years following expiration or termination of this Agreement for audit rights of a Governmental Authority), ARTICLE 6 (Cardholder and Customer Information), ARTICLE 9 (Licensing of Trademarks; Intellectual Property), ARTICLE 10 (Representations and Warranties), ARTICLE 11 (Confidentiality), ARTICLE 15 (Effects of Termination), ARTICLE 16 (Indemnification), ARTICLE 17 (Miscellaneous), including references to survival of specific obligations therein, and any other provision hereof that by its terms applies following the expiration or termination hereof, including any payment obligation which arises prior to expiration or termination hereof, shall survive the expiration or termination of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the date first above written.
ASCENA RETAIL GROUP, INC.

By: /s/ David Jaffe
Name: David Jaffe
Title: President and Chief Executive Officer

CAPITAL ONE, NATIONAL ASSOCIATION

By: /s/ Jennifer A. Glaspie
Name: Jennifer A. Glaspie